EXHIBIT 4.11

$350,000,000

CREDIT AGREEMENT

dated as of

July 3, 2001

among

CNF Inc.,

as Borrower

The Banks Party Hereto

THE CHASE MANHATTAN BANK,

as Syndication Agent

PNC BANK,

ABN-AMRO BANK, N.V.

and

CITIBANK, N.A.,

as Documentation Agents

and

BANK OF AMERICA, N.A.,

as Agent

Arranged by:

BANC OF AMERICA SECURITIES LLC,

as Sole Lead Arranger and Sole Book Manager

i

ii

SCHEDULE 1	Commitment Schedule

SCHEDULE 2	Pricing Schedule

EXHIBIT A	Form of Note

EXHIBIT B	Form of Money Market Quote Request

EXHIBIT C	Form of Invitation for Money Market Quotes

EXHIBIT D	Form of Money Market Quote

EXHIBIT E	Assignment and Assumption Agreement

EXHIBIT F	Subsidiary Guaranty Agreement

EXHIBIT G	Calculation of Funding Losses

EXHIBIT H	List of Existing Letters of Credit

EXHIBIT I	Form of Officer’s Certificate

EXHIBIT J	Form of New Commitment Agreement

iii

CREDIT AGREEMENT

THIS AGREEMENT dated as of July 3, 2001 is by and among CNF INC., a Delaware corporation, the BANKS party hereto, THE CHASE MANHATTAN BANK, as Syndication Agent, PNC BANK, ABN-AMRO BANK, N.V. and CITIBANK, N.A., as Documentation Agents, and BANK OF AMERICA, N.A., as Agent.

WITNESSETH

WHEREAS, the Borrower has requested that the Banks provide $350 million in credit facilities for the purposes hereinafter set forth; and

WHEREAS, the Banks have agreed to make the requested credit facilities available to the Borrower on the terms and conditions hereinafter set forth.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01    Definitions.

The following terms, as used herein, have the following meanings:

“Absolute Rate Auction” means a solicitation of Money Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.03.

“Adjusted London Interbank Offered Rate” has the meaning set forth in Section 2.07(b).

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Agent and submitted to the Agent (with a copy to the Borrower) duly completed by such Bank.

“Agent” means Bank of America, and its successors in such capacity.

“Aggregate Usage” means, at any time, the sum of (i) the aggregate outstanding principal amount of the Loans at such time plus (ii) the aggregate outstanding amount of the LC Liabilities at such time.

“Agreement” means this Agreement, as it may be amended, modified, supplemented and extended from time to time.

“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office and (iii) in the case of its Money Market Loans, its Money Market Lending Office.

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Assignee” has the meaning set forth in Section 9.06(c).

“Bank” means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.06(c), and their respective successors.

“Bank of America” means Bank of America, N.A., and its successors.

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of ½ of 1% plus the Federal Funds Rate for such day.

“Base Rate Loan” means a Committed Loan which bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or pursuant to Section 2.10(c) or Article 8.

“Base Rate Swingline Loan” means a Swingline Loan which bears interest at the Base Rate pursuant to the applicable Notice of Swingline Borrowing.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” means CNF Inc., a Delaware corporation, and its successors.

“Borrowing” has the meaning set forth in Section 1.03.

“Closing Date” has the meaning set forth in Section 3.01.

“Commitment” means, as the context requires, either (a) the commitment of a Bank to extend credit to the Borrower hereunder or (b) the amount of such commitment, which is (i) with respect to any Bank listed on the Commitment Schedule, the amount set forth opposite the name of such Bank on the Commitment Schedule or (ii) with respect to any Assignee, the amount of the transferor Bank’s Commitment assigned to such Assignee pursuant to Section 9.06(c), in each case as such amount may be reduced from time to time pursuant to Section 2.09 or 2.11 or changed as a result of an assignment pursuant to Section 9.06(c).

“Commitment Schedule” means the Commitment Schedule attached hereto as Schedule 1.

“Committed Loan” means a loan made by a Bank pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Committed Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Consolidated Debt” means, at any date, the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date, less, to the extent included in the determination of Debt of the Borrower and its Consolidated Subsidiaries, all obligations of the Borrower and its Consolidated Subsidiaries in respect of interest rate protection agreements, foreign currency exchange agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements.

“Consolidated EBITDAR” means, for any period, the sum of (i) the consolidated income before income taxes of the Borrower and its Consolidated Subsidiaries for such period plus (ii) to the extent deducted in determining such consolidated income before income taxes, the sum of (A) Consolidated

Interest Expense, (B) depreciation and amortization, (C) Consolidated Rental Expense, (D) the Restructuring Charge and (E) non-cash charges associated with the Borrower’s existing claims against the United States Postal Service.

“Consolidated Fixed Charges” means, for any period, the sum of Consolidated Interest Expense and Consolidated Rental Expense for such period.

“Consolidated Interest Expense” means, for any period, the interest expense of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis for such period.

“Consolidated Net Worth” means at any date the consolidated shareholders’ equity of the Borrower and its Consolidated Subsidiaries determined as of such date.

“Consolidated Rental Expense” means, for any period, the sum of (without duplication) (a) rental expense for operating leases of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis for such period plus (b) rental expense for operating leases of the Borrower or any of its Consolidated Subsidiaries assigned to a third party and guaranteed by the Borrower or any of its Consolidated Subsidiaries determined on a consolidated basis for such period.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Continuing Director” means (i) any individual who is a director of the Borrower on the Closing Date and (ii) any individual who becomes a director of the Borrower after the Closing Date and is elected or nominated for election as a director of the Borrower by a majority of the individuals who were Continuing Directors immediately before such election or nomination.

“Credit Extension” means the making of a Loan or the issuance or extension of a Letter of Credit.

“Debt” of any Person means at any date, without duplication:

(i)    all obligations of such Person for borrowed money,

(ii)    all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii)    all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business,

(iv)    all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles,

(v)    all obligations of such Person to reimburse banks for drawings under letters of credit or payments with respect to bankers’ acceptances, which obligations remain unpaid for more than three Domestic Business Days after they become due, or, if later, after such Person is notified of the due date thereof,

(vi)    all obligations of the types referred to in clauses (i) to (v), inclusive, of this definition which are secured by a Lien on any asset of such Person, whether or not such obligations are otherwise obligations of such Person; provided that the amount of Debt attributed, for purposes of this Agreement, to any such obligation that is not otherwise an obligation of such Person shall be limited to the lesser of(x) the net book value of the assets of such Person by which such obligation is secured or (y) the amount of such obligation secured thereby (excluding accrued interest for the current period); and

(vii)    all Guarantees by such Person of obligations of others of the types referred to in clauses (i) to (v), inclusive, of this definition (which Guarantees shall be deemed to constitute Debt in an amount equal to the lesser of (x) the maximum amount of such Guarantee and (y) the amount of such obligation of others Guaranteed thereby).

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina and New York, New York are authorized by law to close; provided that, when used in Section 2.16 with reference to any LC Issuing Bank, the term “Domestic Business Day” shall not include any day on which commercial banks are authorized to close in the jurisdiction where the LC Office of such LC Issuing Bank is located.

“Domestic Lending Office” means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Agent.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower, any Subsidiary, and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Euro-Dollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Agent.

“Euro-Dollar Loan” means a Committed Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election.

“Euro-Dollar Margin” means a rate per annum determined in accordance with the Pricing Schedule.

“Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.07(b) on the basis of a London Interbank Offered Rate.

“Euro-Dollar Reserve Percentage” has the meaning set forth in Section 2.07(b).

“Event of Default” has the meaning set forth in Section 6.01.

“Existing Credit Agreement” means the Amended and Restated Credit Agreement dated as of November 21, 1996 among the Borrower, the banks party thereto, ABN-AMRO Bank, N.V., Bank of America National Trust and Savings Association, The First National Bank of Chicago and Morgan Guaranty Trust Company of New York, as LC Issuing Banks, ABN-AMRO Bank, N.V., Bank of America National Trust and Savings Association and The First National Bank of Chicago, as Co-Agents and Morgan Guaranty Trust Company of New York, as Agent.

“Existing Letters of Credit” means the letters of credit issued on or before the Closing Date and listed in Exhibit H hereto.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Bank of America on such day on such transactions as determined by the Agent.

“Financing Documents” means this Agreement, the Subsidiary Guaranty Agreement and the Notes, if any.

“Fixed Rate Loans” means Euro-Dollar Loans or Money Market Loans (excluding Money Market LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.01(a)) or any combination of the foregoing.

“Foreign Bank” has the meaning set forth in Section 8.04(d).

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Group” or “Group of Loans” means at any time a group of Loans consisting of (i) all Committed Loans which are Base Rate Loans at such time or (ii) all Committed Loans which are Fixed Rate Loans of the same type having the same Interest Period at such time; provided that, if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Section 8.02 or 8.04, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term Guarantee used as a verb has a corresponding meaning.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Insignificant Subsidiaries” means Subsidiaries which, if aggregated and considered as a single Subsidiary, would not have total assets, shareholders’ equity or revenues in excess of 10% of the consolidated total assets, consolidated shareholders’ equity or consolidated revenues, respectively, of the Borrower and its Consolidated Subsidiaries, all calculated at the date of the most recent financial statements delivered to the Banks pursuant to Section 5.01 or, in the case of revenues, for the twelve calendar months then ended.

“Interest Period” means:

(a)    with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of Interest Rate Election and ending one, two, three, four or six months thereafter, as the Borrower may elect in the applicable notice; provided that:

(i)    any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(ii)    any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Euro-Dollar Business Day of a calendar month; and

(iii)    any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

(b)    with respect to each Money Market LIBOR Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending one week, two weeks, three weeks or any whole number of months thereafter, as the Borrower may elect in accordance with Section 2.03; provided that:

(i)    any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

(ii)    any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Euro-Dollar Business Day of a calendar month; and

(iii)    any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

(c)    with respect to each Money Market Absolute Rate Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter (but not less than seven days) as the Borrower may elect in accordance with Section 2.03; provided that:

(i)    any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

(ii)    any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

(d)    with respect to any Swingline Loan, the period commencing on the date of borrowing specified in the applicable Notice of Swingline Borrowing and ending such number of days thereafter (but not more than thirty (30) days) as the Borrower may elect in accordance with Section 2.02; provided that any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Investment” means any investment in any Person, whether by means of share purchase, capital contribution, loan or otherwise.

“LC Issuing Banks” means (a) Bank of America, Citibank, N.A. and any other Bank which agrees to issue Letters of Credit hereunder pursuant to the terms hereof, and (b) initially, ABN AMRO Bank N.V. solely with respect to the Existing Letters of Credit issued by it, in each case in their capacities as issuers of Letters of Credit.

“LC Liabilities” means, at any time, the sum, without duplication, of (i) the aggregate amount available for drawing under all Letters of Credit outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations in respect of previous drawings made under Letters of Credit.

“LC Office” means, with respect to each LC Issuing Bank, the office at which it books the Letters of Credit issued by it hereunder.

“LC Payment Date” has the meaning set forth in Section 2.16(g).

“LC Reimbursement Date” means, with respect to any Letter of Credit, an LC Payment Date applicable to such Letter of Credit, or, if later, the Domestic Business Day next succeeding the Domestic Business Day on which the Agent shall have notified the Borrower of such LC Payment Date and of the amount payable by the LC Issuing Bank under such Letter of Credit on such LC Payment Date.

“Letter of Credit” means (i) any Existing Letter of Credit and (ii) any financial stand-by letter of credit (including without limitation a Workers’ Compensation Letter of Credit) issued hereunder after the Closing Date.

“LIBOR Auction” means a solicitation of Money Market Quotes setting forth Money Market Margins based on the London Interbank Offered Rate pursuant to Section 2.03.

“Lien” means (i) with respect to any asset (including without limitation any account receivable), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset and (ii) with respect to any account receivable, any sale of such account receivable. For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed (x) to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset and (y) not to own subject to a Lien any asset which it leases under a lease that is classified as an operating lease under generally accepted accounting principles.

“Loan” means a Base Rate Loan, a Euro-Dollar Loan, a Swingline Loan or a Money Market Loan and “Loans” means Base Rate Loans, Euro-Dollar Loans, Swingline Loans or Money Market Loans or any combination of the foregoing.

“London Interbank Offered Rate” has the meaning set forth in Section 2.07(b).

“Material Commitments” means commitments to extend credit which, if extended, would constitute Debt of the Borrower and/or one or more of its Subsidiaries in an aggregate amount exceeding $40,000,000. For purposes of this definition, any commitment for less than $1,000,000 shall be excluded, but commitments arising from one or more related or unrelated transactions shall be aggregated if each such commitment is for $1,000,000 or more.

“Material Debt” means Debt (other than the Notes) of the Borrower and/or one or more of its Subsidiaries in an aggregate outstanding principal amount exceeding $40,000,000. For purposes of this definition, if the Debt arising from any single transaction has an outstanding principal amount less than $1,000,000, it shall be excluded, but Debts arising from one or more related or unrelated transactions shall be aggregated if the Debt arising from each such transaction has an outstanding principal amount of $1,000,000 or more.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $40,000,000.

“Money Market Absolute Rate” has the meaning set forth in Section 2.03(d).

“Money Market Absolute Rate Loan” means a loan to be made by a Bank pursuant to an Absolute Rate Auction.

“Money Market Lending Office” means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Money Market Lending

Office by notice to the Borrower and the Agent; provided that any Bank may from time to time by notice to the Borrower and the Agent designate separate Money Market Lending Offices for its Money Market LIBOR Loans, on the one hand, and its Money Market Absolute Rate Loans, on the other hand, in which case all references herein to the Money Market Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

“Money Market LIBOR Loan” means a loan to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 8.01(a)).

“Money Market Loan” means a Money Market LIBOR Loan or a Money Market Absolute Rate Loan.

“Money Market Margin” has the meaning set forth in Section 2.03(d).

“Money Market Quote” means an offer by a Bank to make a Money Market Loan in accordance with Section 2.03.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 400l(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a Notice of Committed Borrowing, a Notice of Money Market Borrowing or a Notice of Swingline Borrowing.

“Notice of Committed Borrowing” has the meaning set forth in Section 2.02(a).

“Notice of Money Market Borrowing” has the meaning set forth in Section 2.03(f).

“Notice of Interest Rate Election” has the meaning set forth in Section 2.10(a)(ii).

“Notice of Swingline Borrowing” has the meaning set forth in Section 2.02(b).

“Obligor” means each of the Borrower and the Subsidiary Guarantors, and “Obligors” means all of the foregoing.

“Outstanding Credit Exposure” means, as to any Bank at any time, the sum of (i) the aggregate principal amount of its Loans outstanding at such time plus (ii) its Outstanding LC Exposure at such time.

“Outstanding LC Exposure” means, as to any Bank at any time, an amount equal to its Percentage of the LC Liabilities at such time.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.06(b).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage” means, with respect to each Bank, the percentage that such Bank’s Commitment constitutes of the aggregate amount of the Commitments.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pricing Schedule” means the Pricing Schedule attached hereto as Schedule 2.

“Prime Rate” means, for any day, the rate per annum in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” Such rate is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Quarterly Dates” means each March 31, June 30, September 30 and December 31.

“Quoted Rate” means, for any day in an Interest Period of a Swingline Loan, the rate mutually agreed to by the Borrower and the Swingline Bank for such Interest Period.

“Quoted Rate Swingline Loan” means a Swingline Loan which bears interest at the Quoted Rate pursuant to the applicable Notice of Swingline Borrowing.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.16 to reimburse an LC Issuing Bank for amounts paid by such LC Issuing Bank in respect of any drawing under any Letter of Credit.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Required Banks” means at any time Banks having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, having more than 50% of the aggregate amount of the Outstanding Credit Exposures (excluding Money Market Loans).

“Restructuring Charge” means a charge related to the reorganization of the Borrower’s Emery Worldwide unit and/or to the sale, lease, outsourcing or other transfer of all or a portion of the airline operations of Emery Worldwide Airlines, Inc.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Subsidiary Guarantors” means Con-Way Transportation Services, Inc., a Delaware corporation, Emery Air Freight Corporation, a Delaware corporation, Emery Worldwide Airlines, Inc., a Nevada corporation, Menlo Logistics, Inc., a Delaware corporation, and each other Subsidiary which becomes a party to the Subsidiary Guaranty Agreement pursuant to Article 3 thereof, and their respective successors.

“Subsidiary Guaranty Agreement” means a Subsidiary Guaranty Agreement among the Borrower, the Subsidiary Guarantors and the Agent, as executed and delivered pursuant to Section 3.01(c) and as the same may be amended from time to time in accordance with the terms thereof.

“Swingline Commitment Amount” means Fifty Million Dollars ($50,000,000), as such amount may be reduced from time to time pursuant to Section 2.09 or 2.11.

“Swingline Bank” means Bank of America in its capacity as such and any successors or assigns in such capacity.

“Swingline Loans” shall have the meaning set forth in Section 2.01(c)

“Taxes” has the meaning set forth in Section 8.04(a).

“Termination Date” means July 3, 2006.

“Third Party Affiliate” means (i) any Person or any group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) that directly, or indirectly through one or more intermediaries, controls the Borrower (a “Controlling Person”) or (ii) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person. As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Unused Commitments” means, at any time, the difference between the aggregate Commitments of all Banks on such date and the Aggregate Usage on such day before giving effect to any new Loan.

“Wholly-Owned Subsidiary” means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower.

“Workers’ Compensation Letter of Credit” means any letter of credit which is used to secure obligations of the Borrower or its Subsidiaries under workers’ compensation or similar laws.

Section 1.02    Accounting Terms and Determinations.

Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Borrower notifies the Agent that the Borrower wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Agent notifies the Borrower that the Required Banks wish to amend Article 5 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

Section 1.03    Types of Borrowings.

The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Section 2.01 or 2.03 on the same date, all of which Loans are of the same type (subject to Article 8) and, except in the case of Base Rate Loans, have the same Interest Period or initial Interest Period. Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans) or by reference to the provisions of Article 2 under which participation therein is determined (i.e., a “Committed Borrowing” is a Borrowing under Section 2.01(a) in which all Banks participate in proportion to their Commitments, while a “Money Market Borrowing” is a Borrowing under Section 2.03 in which the Bank participants are determined on the basis of their bids in accordance therewith and a “Swingline Borrowing” is a Borrowing under Section 2.01(c)).

ARTICLE 2

THE CREDITS

Section 2.01    Commitments to Lend.

(a) Committed Loans. Each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make revolving loans in Dollars to the Borrower pursuant to this Section from time to time prior to the Termination Date; provided that, immediately after each such Committed Loan is made, the sum of (i) the aggregate outstanding principal amount of all Committed Loans made by such Bank plus (ii) its Outstanding LC Exposure shall not exceed its Commitment. Each Borrowing pursuant to this Section shall be in an aggregate principal amount of $10,000,000 or any larger integral multiple of $1,000,000 (or, if less, the amount of the Unused Commitments) and shall be made from the several Banks ratably in accordance with their respective Percentages. Within the foregoing limits, the Borrower may borrow under this Section, prepay Committed Loans to the extent permitted by Section 2.12 and reborrow at any time prior to the Termination Date under this Section.

(b)    Increase in Commitments for Committed Loans. The Borrower shall have the right within 90 days of the Closing Date to increase the aggregate amount of Commitments hereunder by $50,000,000 up to $400,000,000 in total aggregate Commitments without the consent of the Banks, subject however to the satisfaction of each of the following terms and conditions:

(i)    no Default or Event of Default shall exist and be continuing at the time of such increase;

(ii)    concurrently with the Borrower’s request for such increase hereunder, the Borrower shall deliver to the Agent, a certificate of the chief financial officer or the chief accounting officer of the Borrower certifying that no Default or Event of Default has occurred and is continuing;

(iii)    such increase shall be allocated in the following order:

(A)    first, to the existing Banks consenting to an increase in the amount of their additional Commitments; provided that (1) on or before the tenth Domestic Business Day following notification of a requested increase in the aggregate Commitments, each Bank shall notify the Borrower of the desired increase, if any, in its Commitment, (2) if the aggregate increases in the Commitments requested by the existing Banks shall exceed the requested increase in the aggregate Commitments, the Commitments of such Banks shall be increased on a pro rata basis according to the existing Percentage of such Banks and (3) no Bank shall be required to, or be under any obligation to, increase its Commitment without such Bank’s consent; and

(B)    second, to any other commercial bank, financial institution or “accredited investor” (as defined in Regulation D of the Securities and Exchange Commission) reasonably acceptable to the Agent and the Borrower;

(iv)    each Person providing a new Commitment shall execute a New Commitment Agreement substantially in the form of Exhibit I hereto and, upon such execution and the satisfaction of the other terms and conditions of this Section 2.01(b), such Person shall thereupon become a party hereto and have the rights and obligations of a Bank under this Agreement as more specifically provided in the New Commitment Agreement; and

(v)    the Agent shall promptly notify each Bank of (A) the new aggregate Commitments and (B) each Bank’s Percentage, in each case after giving effect to the one-time increase in Commitment referred to in this Section 2.01(b).

On the date (which date shall be a Domestic Business Day) on which the increase in the aggregate Commitments occurs the Agent and the Banks shall make adjustments among the Banks with respect to the Committed Loans outstanding hereunder and amounts of principal, interest, fees and other amounts paid or payable with respect thereto as shall be necessary in order to reallocate among the Banks such outstanding amounts based on the new Percentages and to otherwise carry out fully the terms of this Section 2.01(b). The Borrower agrees that, in connection with any such increase in the aggregate Commitments, it will promptly provide to each Bank providing a new or increased Commitment (upon surrender of the existing Note, if any of such Bank in the case of an existing Bank) a Note, if such Bank has requested a Note in accordance with Section 2.05(b), in the amount of its new or increased (as applicable) Commitment substantially in the form of the Note attached hereto as Exhibit A (but, in the case of a new Note given to an existing Bank that increases its Commitments, with notation thereon that it is given in substitution for and replacement of the original Note, or any replacement notes thereof). Each of the parties hereto acknowledges and agrees that no Bank shall be obligated to increase its Commitment pursuant to the terms of this Section 2.01(b).

(c) Swingline Loans. The Swingline Bank, in its individual capacity, agrees, on the terms and conditions set forth in this Agreement, to make revolving loans (“Swingline Loans”) in Dollars to the Borrower pursuant to this Section from time to time prior to the Termination Date; provided that, immediately after each such Swingline Loan is made, the aggregate outstanding principal amount of all Swingline Loans shall not exceed the Swingline Commitment Amount. Each Swingline Loan shall be in a minimum principal amount of $1,000,000 or any larger integral multiple of $1,000,000 (or, if less, the unused Swingline Commitment Amount). Within the foregoing limits, the Borrower may borrow under this Section, prepay Swingline Loans to the extent permitted by Section 2.12 and reborrow at any time prior to the Termination Date under this Section.

Section 2.02    Notice of Committed Borrowing.

(a)    Committed Loans. The Borrower shall give the Agent notice (a “Notice of Committed Borrowing”) not later than (x) 12:00 Noon (New York City time) on the Domestic Business Day before each Base Rate Borrowing (or the same Domestic Business Day, as the Agent may agree, provided that if any Bank is a Foreign Bank that does not have a lending office in the United States, the consent of such Bank shall be required for such shorter notice) and (y) 1:00 P.M. (New York City time) on the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

(i)    the date of such Borrowing, which shall be a Domestic Business Day in the-case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

(ii)    the aggregate amount of such Borrowing,

(iii)    whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or a Euro-Dollar Rate, and

(iv)    in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period;

provided that the Borrower may not deliver a Notice of Committed Borrowing if after giving effect to the requested Borrowing there would be more than ten Committed Euro-Dollar Borrowings outstanding.

(b)    Swingline Loans. The Borrower shall give the Swingline Bank (with a copy to the Agent) notice (a “Notice of Swingline Borrowing”) not later than 12:00 Noon (New York City time) on the date of each Swingline Borrowing, specifying:

(i)    the date of such Borrowing, which shall be a Domestic Business Day,

(ii)    the aggregate amount of such Borrowing,

(iii)    whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or the Quoted Rate, and

(iv)    the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

Section 2.03    Money Market Borrowings.

(a)    The Money Market Option. In addition to Committed Borrowings pursuant to Section 2.01(a) and Swingline Borrowings pursuant to Section 2.01(b), the Borrower may, as set forth in this Section, request the Banks to make offers to make Money Market Loans to the Borrower on any day prior to the Termination Date. The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b)    Money Market Quote Request. When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Agent by telex or facsimile transmission a Money Market Quote Request substantially in the form of Exhibit B hereto so as to be received no later than (x) 1:00 P.M. (New York City time) on the fifth Euro-Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) 11:30 A.M. (New York City time) on the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

(i)    the proposed date of Borrowing, which shall be a Euro-Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction,

(ii)    the aggregate amount of such Borrowing, which shall be $10,000,000 or a larger integral multiple of $1,000,000,

(iii)    the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

(iv)    whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute Rate.

The Borrower may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request. No Money Quote Request shall be given within five Euro-Dollar Business Days (or such other number of days as the Borrower and the Agent may agree) of any other Money Market Quote Request.

(c)    Invitation for Money Market Quotes. Promptly upon receipt of a Money Market Quote Request, the Agent shall send to the Banks by telex or facsimile transmission an invitation for Money Market Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

(d)    Submission and Contents of Money Market Quotes.

(i)    Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any invitation for Money Market Quotes. Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Agent by telex or facsimile transmission at its offices specified in or pursuant to Section 9.01 not later than (x) 2:00 P.M. (New York City time) on the fourth Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 10:15 A.M. (‘New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Agent (or any affiliate of the Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Banks, in the case of a LIBOR Auction or (y) 15 minutes prior to the deadline for the other Banks, in the case of an Absolute Rate Auction. Subject to Articles 3 and 6, any Money Market Quote so made shall be irrevocable except with the written consent of the Agent given on the instructions of the Borrower.

(ii)    Each Money Market Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

(A)    the proposed date of Borrowing,

(B)    the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $5,000,000 or a larger integral multiple of $1,000,000, (y) may not exceed the principal amount of Money Market Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted,

(C)    in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the “Money Market Margin”) offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000 of 1%) to be added to or subtracted from such base rate,

(D)    in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000 of 1%) (the “Money Market Absolute Rate”) offered for each such Money Market Loan, and

(E)    the identity of the quoting Bank.

A Money Market Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related invitation for Money Market Quotes.

(iii)    Any Money Market Quote shall be disregarded if it:

(A)    is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(ii);

(B)    contains qualifying, conditional or similar language;

(C)    proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or

(D)    arrives after the time set forth in subsection (d)(i).

(e)    Notice to Borrower. The Agent shall promptly notify the Borrower of the terms (x) of any Money Market Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market

Quote submitted by such Bank with respect to the same Money Market Quote Request. Any such subsequent Money Market Quote shall be disregarded by the Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote. The Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

(f)    Acceptance and Notice by Borrower. Not later than 11:30 A.M. (New York City time) on (x) the third Euro-Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Agent of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). In the case of acceptance, such notice (a “Notice of Money Market Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted. The Borrower may accept any Money Market Quote in whole or in part; provided that:

(i)    the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request,

(ii)    the principal amount of each Money Market Borrowing must be $10,000,000 or a larger integral multiple of $1,000,000,

(iii)    acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be, and

(iv)    the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

(g)    Allocation by Agent. If offers are made by two or more Banks with the same Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Agent among such Banks as nearly as possible (in multiples of $1,000,000, as the Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

Section 2.04    Notice to Banks; Funding of Loans; Additional Provisions Relating to Swingline Loans.

(a)    Upon receipt of a Notice of Committed Borrowing or a Notice of Money Market Borrowing, the Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower. Upon receipt of a Notice of Swingline Borrowing by the Swingline Bank, such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b)    Not later than (x) 12:00 Noon (New York City time) on the date of each Borrowing other than a Base Rate Borrowing and (y) 1:00 P.M. (New York City time) on the date of each Base Rate

Borrowing, each Bank participating therein shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Agent at its address referred to in Section 9.01. Unless the Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Agent will, promptly upon receipt thereof, make the funds so received from the Banks available to the Borrower at the Agent’s aforesaid address.

(c)     unless the Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Agent such Bank’s share of such Borrowing, the Agent may assume that such Bank has made such share available to the Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.04 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Agent, such Bank and the Borrower severally agree to repay to the Agent, within one Domestic Business Day after demand, such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.07 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.

(d)    No Bank shall be responsible for the failure or delay by any other Bank in its obligation to make its ratable share of a Borrowing hereunder; provided, however, that the failure of any Bank to fulfill its obligations hereunder shall not relieve any other Bank of its obligations hereunder.

(e)    Except as otherwise expressly provided in this Agreement, if any Bank or the Agent shall fail to remit to the Agent or any other Bank an amount payable by such Bank or the Agent to the Agent or such other Bank pursuant to this Agreement on the date when such amount is due, such payments shall be made by such Bank or the Agent, as the case may be, together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Agent or such other Bank at a rate per annum equal to the Federal Funds Rate.

(f)    The Swingline Bank may, at any time, in its sole discretion, by written notice to the Borrower and the Banks, demand repayment of its Swingline Loans by way of a Committed Loan, in which case the Borrower shall be deemed to have requested a Committed Loan comprised solely of Base Rate Loans in the amount of such Swingline Loans; provided, however, that any such demand shall be deemed to have been given one Domestic Business Day prior to (a) the Termination Date, (b) the date of the occurrence of any Event of Default and (c) upon acceleration of the Loans and other obligations under this Agreement pursuant to Section 6.01. Each Bank hereby irrevocably agrees to make its pro rata share of each such Committed Loan in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (a) the amount of such Borrowing may not comply with the minimum amount for advances of Committed Loans otherwise required hereunder, (b) whether any conditions specified in Section 3.02 are then satisfied, (c) whether a Default or an Event of Default then exists, (d) failure of any such request or deemed request for a Committed Loan to be made by the time otherwise required hereunder, (e) whether the date of such Borrowing is a date on which Committed Loans are otherwise permitted to be made hereunder or (f) any termination of the Commitments immediately prior to or contemporaneously with such Borrowing. In the event that any Committed Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under federal bankruptcy laws with respect to the Borrower), then each Bank hereby agrees that it shall forthwith purchase (as of the date such Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Bank a participation interest in the outstanding Swingline Loans in such amount as shall be necessary to cause each Bank to share in such

Swingline Loans ratably based upon its Percentage (determined before giving effect to any termination of the Commitments), provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Bank until the date as of which such participation interest is funded and (B) at the time any purchase of such participation interest pursuant to this sentence is actually made, the purchasing Bank shall be required to pay to the Swingline Bank, to the extent not paid to the Swingline Bank by the Borrower in accordance with the terms of Section 2.07, interest on the principal amount of participation interests purchased for each day from and including the day upon which such Borrowing would otherwise have occurred to but excluding the date of payment for such participation interests, at a rate equal to the Federal Funds Rate.

Section 2.05    Notes; Loan Accounts; Records.

(a)    The Loans of each Bank shall be evidenced by one or more accounts maintained by such Bank on behalf of its Applicable Lending Office in accordance with paragraph (d) below.

(b)    The Borrower hereby agrees that if any Bank requests a promissory note to evidence the Loans of such Bank, the Borrower shall promptly execute and deliver to such Bank a promissory note substantially in the form of Exhibit A attached hereto, payable to the order of such Bank in an amount equal to such Bank’s Commitment. In addition, each Bank may, by notice to the Borrower and the Agent, request that its Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type. Each reference in this Agreement to the “Note” of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

(c)    Upon receipt of any Bank’s Note pursuant to Section 3.01(b), the Agent shall forward such Note to such Bank.

(d)    (i)    Each Bank shall maintain an account or accounts evidencing each Loan made by such Bank to the Borrower from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time under this Agreement. Each Bank will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(ii)    The Agent shall maintain the Register pursuant to Section 9.06 and a subaccount for each Bank, in which Register and subaccounts (taken together) shall be recorded (A) the amount, type and Interest Period of each such Loan hereunder, (B) the amount of any principal or interest due and payable or to become due and payable to each Bank hereunder and (C) the amount of any sum received by the Agent hereunder from or for the account of the Borrower and each Bank’s share thereof. The Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

(iii)    The entries made in the accounts, Register and subaccounts maintained pursuant to subsection (ii) above (and, if consistent with the entries of the Agent, subsection (i) above) shall be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Bank or the Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay the Loans and other amounts owing hereunder to such Bank.

Section 2.06    Maturity of Loans.

(a)    Each Committed Loan shall mature, and the principal amount thereof shall be due and payable (together with accrued and unpaid interest thereon), on the Termination Date.

(b)    Each Swingline Loan shall mature, and the principal amount thereof shall be due and pauable (together with accrued and unpaid interest thereon), on the last day of the Interest Period applicable to such Borrowing.

(c)    Each Money Market Loan included in any Money Market Borrowing shall mature, and the principal amount thereof shall be due and payable, on the last day of the Interest Period applicable to such Borrowing.

Section 2.07    Interest Rates.

(a)    Each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Date and, with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan, on the date such amount is so converted. Any overdue principal of or interest on any Base Rate Loan (and any overdue fees) shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

(b)    Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, three months after the first day thereof.

The “Adjusted London Interbank Offered Rate” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

The “London Interbank Offered Rate” applicable to any Interest Period means the rate per annum (rounded upward, if necessary, to the next higher 1/100th of 1%) in each case determined by the Agent to be equal to:

(i)    the offered rate that appears on the Dow Jones Telerate Screen Page 3750 (or any successor page) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of the applicable Interest Period) for a term equivalent to the applicable Interest Period at approximately 11:00 a.m. (London time) two Euro-Dollar Business Days prior to the first day of the applicable Interest Period; or

(ii)    if for any reason the foregoing rate in clause (i) is unavailable or undeterminable, the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of the applicable Interest Period) for a term equivalent to the applicable Interest Period at approximately 11:00 a.m. (London time) two Euro-Dollar Business Days prior to the first day of the applicable Interest Period; or

(iii)    if for any reason the foregoing rates in clauses (i) and (ii) are unavailable or undeterminable, the rate of interest at which deposits in Dollars for delivery on the first day of the applicable Interest Period in same day funds in the approximate amount of the applicable Euro-Dollar Loan for a term equivalent to the applicable Interest Period would be offered by the London branch of Bank of America to leading banks in the London interbank market at approximately 11:00 a.m. (London time) two Euro-Dollar Business Days prior to the first day of the applicable Interest Period.

“Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category, of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category, of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

(c)    Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day from and including the date payment thereof was due to but excluding the date of actual payment, at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the Euro-Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Loan on the day before such payment was due and (ii) the Euro-Dollar Margin for such day plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the rate per annum (rounded upward, if necessary, to the next higher 1/100 of 1%) at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than three months as the Agent may select) deposits in dollars in an amount approximately equal to such overdue payment is offered by the London branch of Bank of America to leading banks London interbank market for the applicable period by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the Base Rate for such day).

(d)    Each Swingline Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to (i) in the case of Base Rate Swingline Loans, the Base Rate for such day and (b) in the case of Quoted Rate Swingline Loans, the Quoted Rate for such day. Such interest shall be payable quarterly in arrears on each Quarterly Date. Any overdue principal of or interest on any Swingline Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

(e)    Subject to Section 8.01(a), each Money Market LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.07(c) as if the related Money Market LIBOR Borrowing were a Committed Euro-Dollar Borrowing) plus (or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.03. Each Money Market Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.03. Such interest shall be payable for each Interest Period on the last day thereof and if such Interest Period is longer than three months, at intervals of three months after the first day thereof. Any overdue principal of or interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

(f)    The Agent shall determine each interest rate applicable to the Loans hereunder. The Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

Section 2.08    Fees.

(a)    Facility Fee.    The Borrower shall pay to the Agent for the account of the Banks ratably in accordance with their respective Percentages a facility fee for each day at the “Facility Fee Rate” for such day (determined in accordance with the Pricing Schedule). Such facility fee shall accrue for each day (i) from and including the Closing Date to but excluding the Termination Date (or earlier date of termination of the Commitments in their entirety) on the aggregate amount of the Commitments (whether used or unused) on such day and (ii) if any Committed Loans, Swingline Loans or LC Liabilities remain outstanding after the Commitments terminate in their entirety, then for each day from and including the date on which the Commitments terminate in their entirety to but excluding the first day thereafter on which no Committed Loans, Swingline Loans or LC Liabilities remain outstanding, on the aggregate outstanding amount of the Committed Loans, the Swingline Loans and the LC Liabilities on such day. Fees accrued under this Section shall be payable quarterly on each Quarterly Date and on the date on which the Commitments terminate in their entirety (and, if later, the first day thereafter on which no Committed Loans, Swingline Loans or LC Liabilities remain outstanding).

(b)    Utilization Fee.    The Borrower shall pay to the Agent for the account of the Banks ratably in accordance with their respective Percentages a utilization fee for each day from and including the Closing Date to but excluding the Termination Date (or earlier date of termination of the Commitments in their entirety) that the average outstanding Loans for such day exceed an amount equal to fifty percent (50%) of the aggregate Commitments of the Banks equal to the product of (A) the Aggregate Usage (excluding any Money Market Loans) times (B) the “Utilization Fee Rate” for such day (determined in accordance with the Pricing Schedule). The utilization fee shall be payable quarterly on each Quarterly Date and on the date on which the Commitments terminate in their entirety (and, if later, the first day thereafter on which no Committed Loans, Swingline Loans or LC Liabilities remain outstanding).

(c)    Agent’s Fees.    The Borrower shall pay to the Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Agent.

Section 2.09    Optional Termination or Reduction of Commitments.

The Borrower may, upon at least three Domestic Business Days’ notice to the Agent (or such shorter period as the Agent may agree), (i) terminate the Commitments at any time, if no Loans or LC Liabilities are outstanding at such time, (ii) ratably reduce from time to time by an aggregate amount of $5,000,000 or any larger integral multiple of $1,000,000, the aggregate amount of the Commitments in excess of the Aggregate Usage or (iii) reduce from time to time by an aggregate amount of $5,000,000 or any larger multiple of $1,000,000, the Swingline Commitment Amount in excess of the outstanding amount of the Swingline Loans.

Section 2.10    Method of Electing Interest Rates.

(a)    Committed Loans.

(i)    The Loans included in each Committed Borrowing shall bear interest initially at the Euro-Dollar Rate or the Base Rate, as specified by the Borrower in the applicable Notice of

Committed Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article 8), as follows:

(A)    if such Loans are Base Rate Loan, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

(B)    if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Agent at least three Euro-Dollar Business Days before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply are each $10,000,000 or any larger multiple of $1,000,000.

(ii)    Each Notice of Interest Rate Election shall specify:

(A)    the Group of Loans (or portion thereof) to which such notice applies;

(B)    the date on which the conversion or continuation selection in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(C)    if the Loans comprising such Group are to be converted, the new type of Loans and, if such new Loans are Fixed Rate Loans, the duration of the additional Interest Period applicable thereto; and

(D)    if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(iii)    Upon receipt of Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Agent shall promptly notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Agent for any Group of Fixed Rate Loans, such Loans shall be converted to Base Rate Loans on the last day of the then current Interest Period applicable thereto.

(b)    Swingline Loans. The Loans included in each Swingline Borrowing shall bear interest initially at the Quoted Rate or the Base Rate, as specified by the Borrower in the applicable Notice of Swingline Borrowing.

Section 2.11    Mandatory Termination of Commitments.

Unless previously terminated, the Commitments shall terminate on the Termination Date, and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

Section 2.12    Optional Payments.

(a)    The Borrower may (i) upon at least one Domestic Business Day’s notice to the Agent, prepay any Base Rate Loans (or any Money Market Borrowing bearing interest at the Base Rate pursuant to Section 8.01(a)), (ii) upon at least three Euro-Dollar Business Days’ notice to the Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger integral multiple or $1,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment or (iii) at any time prepay any Swingline Loans. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group or Borrowing. In connection with any such prepayment of any Euro-Dollar Loan, the Borrower shall comply with the provisions of Section 2.14.

(b)    Except as provided in subsection (a) above, the Borrower may not prepay all or any portion of the principal amount of any Money Market Loan prior to the maturity thereof.

(c)    Upon receipt of a notice of prepayment of Committed Loans pursuant to this Section, the Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

Section 2.13    General Provisions as to Payment.

(a)    The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, not later than 1:00 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, without condition or deduction for any counterclaim, defense, recoupment or setoff, to the Agent at its address referred to in Section 9.01. The Agent will promptly distribute to each Bank its ratable share of each such payment received by the Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or the Swingline Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. Whenever any payment of principal of, or interest on, the Money Market Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day. If the date for any payment of principal is extended in accordance with this Section 2.13, by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b)    Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Agent, at the Federal Funds Rate.

Section 2.14    Funding Losses.

If the Borrower makes any payment of principal with respect to any Fixed Rate Loan, or any Euro-Dollar Loan is converted to a Base Rate Loan (whether such payment or conversion is pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.07(c), or if the Borrower fails to borrow any Fixed Rate Loan, or to prepay, convert or continue any Euro-Dollar Loan, after notice has been given to any Bank in accordance with Section 2.04(a) or 2.10(a), the Borrower shall pay to each Bank within 15 days after demand an amount calculated as provided in Exhibit G hereto to compensate such Bank for any loss incurred by it (or by an existing or scheduled Participant in the related Loan) in obtaining, liquidating or employing deposits from third parties, provided that such Bank shall have delivered to the Borrower a certificate setting forth such amount and the calculation thereof in reasonable detail.

Section 2.15    Computation of Interest and Fees.

Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and all letter of credit fees, utilization fees and facility fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

Section 2.16    Letters of Credit.

(a)    On the Closing Date, each LC Issuing Bank that has issued an Existing Letter of Credit on or before the Closing Date shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have purchased from such LC Issuing Bank, a participation in such Existing Letter of Credit and the related LC Liabilities in proportion to its Percentage.

(b)    Subject to the terms and conditions set forth in this Agreement (including without limitation the condition set forth in Section 3.02(b)) and in reliance on the agreements of the other Banks set forth in this Section 2.16,

(i)    Bank of America, as LC Issuing Bank, agrees to issue Letters of Credit hereunder from time to time on and after the Closing Date and before the Termination Date upon the request of the Borrower, provided that, immediately after each such Letter of Credit is issued, the aggregate outstanding amount of LC Liabilities in respect of all Letters of Credit issued by Bank of America, as LC Issuing Bank, shall not exceed $125,000,000;

(ii)    Citibank, N.A., as LC Issuing Bank, agrees to issue Letters of Credit hereunder from time to time on and after the Closing Date and before the Termination Date upon the request of the Borrower, provided that immediately after each such Letter of Credit is issued, the aggregate outstanding amount of LC Liabilities in respect of all Letters of Credit issued by Citibank, N.A., as LC Issuing Bank, shall not exceed $100,000,000; and

(iii)    each other LC Issuing Bank agrees to issue Letters of Credit hereunder from time to time on after after the Closing Date and before the Termination Date upon the request of the Borrower, provided that immediately after each such Letter of Credit is issued, the aggregate outstanding amount of LC Liabilities in respect of all Letters of Credit issued by each such LC Issuing Bank shall not exceed the aggregate amount agreed to by such LC Issuing Bank and the Borrower;

Upon the issuance by an LC Issuing Bank of a Letter of Credit in accordance with this subsection (b), such LC Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Bank, and each Bank shall be deemed, without further action by any party hereto, to have purchased from such LC Issuing Bank, a participation in such Letter of Credit and the related LC Liabilities in proportion to its Percentage.

(c)    No Letter of Credit issued on or after the Closing Date shall have an original expiry date later than one year after the issuance thereof. No Letter of Credit shall be extended on or after the Closing Date unless (i) such extension is for a period not exceeding one year and (ii) the LC Issuing Bank agrees to so extend such Letter of Credit (or, in the case of an “evergreen” Letter of Credit, its ability to give a notice to prevent such extension expires) no earlier than three months before the then existing expiry date. No Letter of Credit shall have an original or extended expiry date later than the fifth Domestic Business Day prior to the Termination Date.

(d)    Notwithstanding anything contained herein to the contrary, no LC Issuing Bank shall be under any obligation to issue, renew or extend any Letter of Credit if any order, judgment or decree of any court or governmental authority or arbitrator shall by its terms enjoin or restrain the LC Issuing Bank from issuing a Letter of Credit, or any applicable law, rule or regulation or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the LC Issuing Bank shall prohibit, or request that the LC Issuing Bank refrain from, the issuance of letters of credit generally or any such Letter of Credit in particular, provided, that nothing contained in this paragraph (d) shall affect the obligation of any other LC Issuing Bank to issue Letters of Credit in accordance with this Section 2.16.

(e)    The Borrower shall give the relevant LC Issuing Bank at least three Domestic Business Days’ prior notice (or such shorter notice as the relevant LC Issuing Bank shall agree) of (x) the issuance of each Letter of Credit to be issued by it after the Closing Date and (y) each extension of a Letter of Credit issued by it, specifying in each case (i) the date of such issuance or extension, (ii) the expiry date or extended expiry date of such Letter of Credit (which shall comply with subsection (c) above), (iii) the proposed terms of such Letter of Credit and (iv) the nature of the transactions proposed to be supported thereby. The issuance of any Letter of Credit after the Closing Date shall be subject to the conditions precedent set forth in Article 3 (the LC Issuing Bank having no duty to ascertain whether such conditions precedent are satisfied, other than to confirm with the Agent on the date of issuance that such issuance will not cause the Aggregate Usage to exceed the aggregate amount of the Commitments) and subject to the additional conditions precedent that such Letter of Credit shall be satisfactory to such LC Issuing Bank and that the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as such LC Issuing Bank shall have reasonably requested. The extension of any Letter of Credit shall be subject to the conditions precedent set forth in Article 3 (the LC Issuing Bank having no duty to ascertain whether such conditions precedent are satisfied). Upon issuing or extending any Letter of Credit, the LC Issuing Bank shall promptly notify the Agent of such issuance or extension. In addition, the L/C Issuing Bank will provide to the Agent, and upon receipt thereof the Agent will disseminate to the Banks, quarterly (and more frequently upon request) a detailed summary report on its Letters of Credit and the activity thereon, including, among other things, the beneficiary, the face amount, and the expiry date.

(f)    The Borrower shall pay to the Agent, for the account of the Banks ratably in accordance with their respective Percentages, a letter of credit fee at (i) the LC Fee Rate on the aggregate amount available for drawings under each Letter of Credit (other than Workers’ Compensation Letters of Credit) outstanding from time to time and (ii) the LC Fee Rate minus 0.05% per annum on the aggregate amount available for drawings under each Workers’ Compensation Letter of Credit outstanding from time to time. Each such fee shall be payable in arrears on the last day of each fiscal quarter of the Borrower for so long as such Letter of Credit is outstanding and on the expiry date thereof. The Borrower shall pay to each LC Issuing Bank additional fronting fees and expenses in the amounts and at the times agreed between the Borrower and such LC Issuing Bank. The LC Issuing Banks shall furnish to the Agent upon request such information as the Agent shall require in order to calculate the amount of any fee payable under this subsection (f).

“LC Fee Rate” means, for any day, a rate per annum equal to the Euro-Dollar Margin for such day.

(g)    Upon receipt from the beneficiary of any Letter of Credit of any demand for payment under such Letter of Credit, the relevant LC Issuing Bank shall notify the Agent and the Agent shall promptly notify the Borrower and each other Bank as to the amount to be paid by the Issuing Bank as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of such LC Issuing Bank to the Borrower and each Bank shall be only to determine that the documents (including each demand for payment) delivered under each Letter of Credit issued by it in connection with such presentment shall be in conformity in all material respects with such Letter of Credit. Each LC Issuing Bank shall endeavor to exercise the same care in the issuance and administration of the Letters of Credit issued by it as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by such LC Issuing Bank, each Bank shall be unconditionally and irrevocably liable without regard to the occurrence of any Event of Default or any condition precedent whatsoever, to reimburse such LC Issuing Bank on demand for (i) such Bank’s Percentage of the amount of each payment made by such LC Issuing Bank under each Letter of Credit issued by it to the extent such amount is not reimbursed by the Borrower pursuant to subsection (g) below plus (ii) interest on the foregoing amount to be reimbursed by such Bank, for each day from the date of such LC Issuing Bank’s demand for such reimbursement (or, if such demand is made after 11:00 A.M. (New York City time) on such date, from the next succeeding Domestic Business Day) to the date on which such Bank pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Rate for such day.

(h)    Unless otherwise expressly agreed by the LC Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the “ICC”) at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

(i)    The Borrower shall be irrevocably and unconditionally obligated to reimburse each LC Issuing Bank on or by the applicable LC Reimbursement Date for any amounts paid by such LC Issuing Bank upon any drawing under any Letter of Credit issued by it, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Bank shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Bank to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of such LC Issuing Bank in determining whether a request presented under any Letter of Credit issued by it complied with the terms of such Letter of Credit or (ii) such LC Issuing Bank’s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit. All such amounts paid by such LC Issuing Bank and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the Base Rate for such day if such day falls on or before the applicable LC Reimbursement Date and (y) the sum of 2% plus the Base Rate for such day if such day falls after such LC Reimbursement Date. Each LC Issuing Bank will pay to each Bank ratably in accordance with its Percentage all amounts received from the Borrower for application in payment, in whole or in part of the Reimbursement Obligations in respect of any Letter of Credit issued by such LC Issuing Bank, but only to the extent such Bank has made payment to such LC Issuing Bank in respect of such Letter of Credit pursuant to subsection (g).

(j)    If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank or LC Issuing Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve, special deposit or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or participations therein, and the result shall be to increase the cost to any Bank or LC Issuing Bank of issuing or maintaining any Letter of Credit or any participation therein, or reduce any amount receivable by any Bank or LC Issuing Bank hereunder in respect of any Letter of Credit (which increase in cost, or reduction in amount receivable, shall be the result of such Bank’s or LC Issuing Bank’s reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by such Bank or LC Issuing Bank, the Borrower agrees to pay to such Bank or LC Issuing Bank, from time to time as specified by such Bank or LC Issuing Bank, such additional amounts as shall be sufficient to compensate such Bank or LC Issuing Bank for such increased costs or reductions in amount incurred by such Bank or LC Issuing Bank. A certificate of such Bank or LC Issuing Bank submitted by such Bank or LC Issuing Bank to the Borrower shall be conclusive as to the amount thereof in the absence of manifest error.

(k)    The Borrower’s obligations under this Section 2.16 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any LC Issuing Bank, any Bank or any beneficiary of a Letter of Credit. The Borrower further agrees with the LC Issuing Banks and the Banks that the LC Issuing Banks and the Banks shall not be responsible for, and the Borrower’s Reimbursement Obligations in respect of any Letter of Credit shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Subsidiaries, the beneficiary of any Letter of Credit or any financing institution or other party to whom any Letter of Credit may be transferred or any claims, or defenses whatsoever of the Borrower or any of its Subsidiaries against the beneficiary, of any Letter of Credit or any such transferee. No LC Issuing Bank shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit issued, extended or renewed by it. The Borrower agrees that any action taken or omitted by an LC Issuing Bank or any Bank under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith and without gross negligence, shall be binding upon the Borrower and shall not put such LC Issuing Bank or any Bank under any liability to the Borrower.

(l)    To the extent not inconsistent with subsection (k) above, each LC Issuing Bank shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuing Bank. Each LC Issuing Bank shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Banks as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.16, each LC Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Banks and all future holders of participations in any Letters of Credit.

(m)    The Borrower hereby agrees to indemnify and hold harmless each Bank, each LC Issuing Bank and the Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Bank, such LC Issuing Bank or the Agent may incur (or which may be claimed against such Bank, such LC Issuing Bank or the Agent by any Person whatsoever) by reason of or in connection with the execution and delivery or transfer of or payment or failure to pay under any Letter of Credit or any actual or proposed use of any Letter of Credit, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which an LC Issuing Bank may incur by reason of or in connection with the failure of any other Bank to fulfill or comply with its obligations to such LC Issuing Bank hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Bank); provided that the Borrower shall not be required to indemnify, any Bank, any LC Issuing Bank or the Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of an LC Issuing Bank in determining whether a request presented under any Letter of Credit issued by it complied with the terms of such Letter of Credit or (ii) an LC Issuing Bank’s failure to pay under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit; and provided further that the foregoing indemnity shall not apply with respect to any costs or expenses arising out of any claim by any Person other than the beneficiary, or account party under the relevant Letter of Credit unless such costs and expenses shall have been reasonably incurred. Nothing in this subsection (m) is intended to limit the obligations of the Borrower under any other provision of this Agreement.

(n)    Each Bank shall, ratably in accordance with its Percentage, indemnify each LC Issuing Bank, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or such LC Issuing Bank’s failure to pay, under any Letter of Credit issued by it after the presentation to it of a request strictly complying with the terms and conditions of the Letter of Credit) that such indemnitees may suffer or incur in connection with this Section 2.16 or any action taken or omitted by such indemnitees hereunder.

(o)    In its capacity as a Bank, each LC Issuing Bank shall have the same rights and obligations as any other Bank. The obligations of the LC Issuing Banks under the Financing Documents are several and not joint.

Section 2.17    Maximum Interest Rate.

(a)    Nothing contained in this Agreement or the Notes shall require the Borrower to pay interest for the account of any Bank at a rate exceeding the maximum rate permitted by applicable law.

(b)    If the amount of interest payable for the account of any Bank on any interest payment date in respect of the immediately preceding interest computation period, computed pursuant to Section 2.07, would exceed the maximum amount permitted by applicable law to be charged by such Bank, the amount of interest payable for its account on such interest payment date shall be automatically reduced to such maximum permissible amount.

(c)    If the amount of interest payable for the account of any Bank in respect of any interest computation period is reduced pursuant to subsection (b) of this Section and the amount of interest payable for its account in respect of any subsequent interest computation period, computed pursuant to Section 2.07, would be less than the maximum amount permitted by applicable law to be charged by such Bank, then the amount of interest payable for its account in respect of such subsequent interest computation period shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid for the account of any Bank has been increased pursuant to this subsection (c) exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to subsection (b) of this Section.

Section 2.18.    Pro Rata Treatment.

Except to the extent otherwise provided herein, each Committed Loan advance, each payment or repayment of principal of any Committed Loan or any Reimbursement Obligation, each payment of interest on any Committed Loan or any Reimbursement Obligation, each payment of the facility fee, utilization fee or letter of credit fee, each reduction of Commitments, and each conversion or extension of a Committed Loan shall be allocated pro rata among the Banks according to their respective Percentages.

ARTICLE 3

CONDITIONS

Section 3.01     Conditions to Effectiveness.

This Agreement shall become effective as of the date (the “Closing Date”) when all of the following conditions to effectiveness shall be satisfied:

(a)    the Agent shall have received counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, the Agent shall have received in form satisfactory to its facsimile or other written confirmation from such party that it has executed a counterpart hereof);

(b)    the Agent shall have received a duly executed Note for the account of each Bank requesting the same dated as of the Closing Date complying with the provisions of Section 2.05;

(c)    the Agent shall have received counterparts of a Subsidiary Guaranty Agreement, substantially in the form of Exhibit F hereto, duly executed by each of the Obligors listed on the signature pages thereof;

(d)    the Agent shall have received an opinion of from legal counsel for the Borrower relating to the transactions contemplated hereby, in form and substance reasonably satisfactory to the Agent and the Required Banks;

(e)    receipt by the Agent of verification, in form and substance reasonably satisfactory to the Agent, that the Borrower’s Existing Credit Agreement has been terminated and all loans and other amounts owing thereunder have been paid in full (or will be paid in full with the initial Loan advance hereunder);

(f)    the Agent shall have received all documents the Agent may reasonably request relating to the existence of the Obligors, the corporate authority for and the validity of the Financing Documents and any other matters relevant hereto, all in form and substance satisfactory to the Agent; and

(g)    payment by the Borrower of all fees and expenses owing on the Closing Date by the Borrower to the Banks and the Agent.

Section 3.02    Credit Extensions.

The obligation of any Bank to make a Loan on the occasion of any Borrowing and the obligation of an LC Issuing Bank to issue or extend a Letter of Credit on the occasion of a request therefor by the Borrower (or to permit an automatic extension of an “evergreen” Letter of Credit) are each subject to the satisfaction of the following conditions (in addition to those set forth in Section 2.16(d), if applicable):

(a)    receipt (i) by the Agent of a Notice of Borrowing as required by Section 2.02 or 2.03, as the case may be, in the case of a Borrowing or (ii) by such LC Issuing Bank of a notice as required by Section 2.16, in the case of a Letter of Credit;

(b)    the fact that, after giving effect to such Credit Extension, the Aggregate Usage will not exceed the aggregate amount of the Commitments;

(c)    the fact that, immediately before and after such Credit Extension, no Default shall have occurred and be continuing; and

(d)    the fact that the representations and warranties of the Borrower contained in this Agreement shall be true on and as of the date of such Credit Extension.

Each Credit Extension hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Credit Extension as to the facts specified in clauses (b), (c) and (d) of this Section.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Agent and the Banks that:

Section 4.01    Corporate Existence and Power.

The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Section 4.02    Corporate and Governmental Authorization; No Contravention.

The execution, delivery and performance by each Obligor of the Financing Documents to which it is a party are within its corporate or limited liability company powers, as the case may be, have been duly authorized by all necessary, corporate or limited liability company action, as the case may be, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of any applicable law or regulation or of the certificate of incorporation or by-laws or certificate of formation or operating agreement, as the case may be, of such Obligor or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Obligor or any Subsidiary or result in the creation or imposition of any Lien on any asset of such Obligor or any Subsidiary.

Section 4.03    Binding Effect.

This Agreement constitutes a valid and binding agreement of the Borrower and the Notes, when executed and delivered in accordance with this Agreement, will constitute valid and binding obligations of the Borrower, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding at law or in equity). The Subsidiary, Guaranty Agreement, when executed and delivered by each Obligor, will constitute a valid and binding agreement of such Obligor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding at law or in equity).

Section 4.04    Financial Information.

(a)    The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 2000 and the related statements of consolidated income, consolidated cash flows and consolidated shareholders’ equity for the fiscal year then ended, reported on by Arthur Andersen LLP and set forth in the Borrower’s 2000 Annual Report to Shareholders, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b)    The unaudited condensed consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of March 31, 2001 and the related unaudited condensed statements of consolidated income and consolidated cash flows for the three months then ended, set forth in the Borrower’s quarterly report for the fiscal quarter ended March 31, 2001 as filed with the Securities and Exchange Commission on Form 10-Q, a copy of which has been delivered to each of the Banks, fairly present, on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such three-month period (subject to normal year-end adjustments).

(c)    Other than the Restructuring Charge and/or the sale, lease, outsourcing or other transfer of all or a portion of the operations of Emery Worldwide Airlines, Inc., there has been no material adverse change since December 31, 2000 in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

Section 4.05    Litigation.

There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official (i) in which there is a reasonable possibility that a final judgment in excess of $40,000,000 will be entered or filed against the Borrower or any of its Subsidiaries, (ii) in which there is a reasonable possibility of an adverse decision which could, in a manner not involving the payment of damages, materially adversely affect the business of the Borrower and its Subsidiaries, considered as a whole, or (iii) which in any manner draws into question the validity of any Financing Document.

Section 4.06    Compliance with ERISA.

Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan, except to the extent that noncompliance could not materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV, of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.07    Environmental Matters.

In the ordinary, course of its business, the Borrower conducts periodic reviews of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted there at, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and, any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of such reviews, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely (after taking into account the Borrower’s reserves for such liabilities and costs) to have a material adverse effect on the business, financial condition, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

Section 4.08    Taxes.

United States Federal income tax returns of the Borrower and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 1986. The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

Section 4.09    Subsidiaries.

Each of the Borrower’s Subsidiaries is a corporation or limited liability company duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, and has all corporate or limited liability company, as the case may be, powers and all material governmental licenses, authorizations, consents and approvals required to carry, on its business as now conducted. Each Subsidiary Guarantor is a Wholly-Owned Subsidiary of the Borrower.

Section 4.10    Not an Investment Company.

The Borrower is not, and is not controlled by, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.11    Full Disclosure.

All information heretofore furnished by the Borrower to the Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Borrower has disclosed to the Banks in writing any and all facts which materially and adversely affect or may materially and adversely affect (to the extent the Borrower can now reasonably foresee) the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement.

ARTICLE 5

COVENANTS

The Borrower agrees that, so long as any Bank has any Commitment or any Outstanding LC Exposure hereunder or any amount payable under any Note remains unpaid:

Section 5.01    Information.

The Borrower will deliver to each of the Banks:

(a)    as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related audited statements of consolidated income, consolidated cash flows and consolidated shareholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Arthur Andersen LLP or other independent public accountants of nationally recognized standing;

(b)    as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, the condensed consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter, the related condensed statement of income for such quarter and the related condensed statements of income and consolidated cash flows for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of consolidated income and consolidated cash flows in comparative form the figures for the corresponding periods of the Borrower’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation and consistency by the chief financial officer or the chief accounting officer of the Borrower;

(c)    simultaneously with the delivery, of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.07, 5.08, 5.09 and 5.12 on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d)    simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to clause (c) above;

(e)    within five Domestic Business Days after any officer of the Borrower obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(f)    promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(g)    promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

(h)    if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, which could, when aggregated with any liability incurred after December 31, 2000 by any member of the ERISA Group as a result of any other such withdrawal liability, reorganization, insolvency or termination, give rise to aggregate liabilities of the ERISA Group in excess of $5,000,000, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding, standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 or ERISA, which could, when aggregated with any liability incurred after June 30, 1996 by any member of the ERISA Group as a result of any other such withdrawal, give rise to aggregate liabilities of the ERISA Group in excess of $5,000,000, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

(i)    from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Agent, at the request of any Bank, may reasonably request.

Section 5.02    Payment of Obligations.

The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same are contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

Section 5.03    Maintenance of Property; Insurance.

(a)    The Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary, wear and tear excepted.

(b)    The Borrower will maintain, and will cause each Subsidiary to maintain, with financially sound and reputable insurers, insurance against liabilities to third parties, casualties affecting property used in its business and other risks of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations; provided that, in lieu of any such insurance, the Borrower or any such Subsidiary may maintain a system or systems of self-insurance and reinsurance which will accord with sound practices of similarly situated corporations maintaining such systems and with respect to which the Borrower or such Subsidiary will maintain adequate insurance reserves, all in accordance with generally accepted accounting principles and in accordance with sound insurance principles or practice.

Section 5.04    Conduct of Business and Maintenance of Existence.

The Borrower will continue, and will cause each Subsidiary to continue, to engage in business of the same general type as now conducted by the Borrower and its Subsidiaries, and will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate or limited liability company existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section 5.04 shall prohibit (i) any merger or consolidation permitted by Section 5.10 or (ii) the termination (whether by dissolution, liquidation or wind-up) of the corporate or limited liability company existence of any Subsidiary (other than a Subsidiary Guarantor) if the Borrower in good faith determines that such termination is in the best interest of the Borrower and is not materially disadvantageous to the Banks.

Section 5.05    Compliance with Laws.

The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder), except where (i) the necessity of compliance therewith is contested in good faith by appropriate proceedings or (ii) failures to comply therewith could not, in the aggregate, have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries.

Section 5.06     Inspection of Property, Books and Records.

The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Borrower will permit, and will cause its Subsidiaries (except Insignificant Subsidiaries) to permit representatives of any Bank, at such Bank’s expense to visit and inspect any of their respective properties to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent accountants, in each case to the extent reasonably requested by such Bank to enable it to evaluate the credit of the Borrower and the Subsidiary Guarantors confirm the Borrower’s compliance with the provisions of the Financing Documents, exercise and enforce such Bank’s rights under the Financing Documents or otherwise make decisions relating thereto, but subject to any limitations imposed by law or by confidentiality agreements binding on the Borrower or the relevant Subsidiary. Such visits, inspections, examinations and discussions shall be conducted at such reasonable times and as often as the relevant Bank or Banks may reasonably request.

Section 5.07    Debt.

(a)    The ratio of Consolidated Debt to Consolidated Net Worth shall not at any time exceed 1.65 to 1.

(b)    Total Debt of all Subsidiaries will at no time exceed $75,000,000; provided that, for purposes of this subsection (b), such total Debt shall not include:

(i)    Debt of a Subsidiary owing to the Borrower;

(ii)    Debt of a Subsidiary owing to another Subsidiary (except, in the case of Debt held by a Subsidiary that is not wholly owned, directly or indirectly, by the Borrower, the portion of such Debt allocable, on a pro rata basis, to the minority interest);

(iii)    Guarantees by a Subsidiary of Debt of the Borrower or Debt of another Subsidiary;

(iv)    Debt of a Subsidiary outstanding on March 31, 2001 or any refinancing of such Debt, provided that the principal amount of refinancing Debt excluded from total Debt pursuant to this clause (iv) shall not exceed the principal amount of the Debt refinanced thereby;

(v)    Debt of a Subsidiary secured by a purchase money Lien permitted by Section 5.09(b); provided that the aggregate outstanding principal amount of all Debt excluded from total Debt pursuant to this clause (v) shall not at any time exceed $150,000,000; and

(vi)    Guarantees by a Subsidiary of Debt of an ESOP Trust.

As used herein, the term “ESOP Trust” means a trust created under an employee stock ownership plan as defined in Section 407(d)(6) of ERISA which purchases capital stock of the relevant Subsidiary for the benefit of employees of such Subsidiary and its subsidiaries.

Section 5.08    Minimum Consolidated Net Worth.

Consolidated Net Worth shall not at any time be less than $850,000,000 as reduced from time to time by an amount equal to the after-tax Restructuring Charge (which Restructuring Charge shall not exceed the amount set forth in Section 5.14); provided that such amount shall be increased (i) as of December 31, 2001 by an amount equal to 50% of the consolidated net income of the Borrower and its Consolidated Subsidiaries for the nine months then ended, if such consolidated net income is positive, and (ii) as of the last day of each fiscal year thereafter by an amount equal to 50% of the consolidated net income of the Borrower and its Consolidated Subsidiaries for such fiscal year, if such consolidated net income is positive.

Section 5.09    Negative Pledge.

Neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)    any Lien existing on any asset of any corporation or limited liability company at the time such corporation or limited liability company becomes a Subsidiary, and not created in contemplation of such event at the request of the Borrower or any of its Subsidiaries or for the benefit of any of their respective creditors;

(b)    any purchase money Lien on any property constituting a fixed asset or a surface or air transportation vehicle used in the freight business hereafter acquired by the Borrower or any Subsidiary or hereafter constructed or improved by the Borrower or any Subsidiary, to secure or provide for the payment of all or a part of the purchase price thereof, or any Debt incurred to finance the purchase thereof or cost of construction or cost of improvement of such property and for which a bona fide firm commitment in writing was executed prior to, contemporaneously with or within l80 days after acquisition of such property, or the completion of construction or improvement thereof, as the case may be, provided that no such Lien shall extend to any other property of the Borrower or any Subsidiary;

(c)    any Lien on any asset of any corporation or limited liability company existing at the time such corporation or limited liability company is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event at the request of the Borrower or any of its Subsidiaries or for the benefit of any of their respective creditors;

(d)    any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition at the request of the Borrower or any of its Subsidiaries or for the benefit of any of their respective creditors;

(e)    any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

(f)    any Lien on (i) the common stock or other ownership interest of any Subsidiary Guarantor, but only if after giving effect to such Lien or other ownership interest the Borrower would own, directly or indirectly, at least 80% of the common stock of such Subsidiary Guarantor free and clear of Liens or (ii) the common stock or other ownership interest of any other Subsidiary;

(g)    Liens arising in the ordinary course of its business which (i) do not secure Debt, (ii) do not secure any obligation in an amount exceeding $50,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business:

(h)    any Lien on accounts receivable if, immediately after such Lien arises, the aggregate uncollected balance of all accounts receivable sold or subjected to Liens by the Borrower and its Subsidiaries (excluding accounts receivable charged off in accordance with the charge-off policies applicable to the unsold accounts receivable of the Borrower and its Subsidiaries) would not exceed 15% of the consolidated accounts receivable of the Borrower and its Subsidiaries as of the end of its then most recently ended fiscal quarter; and

(i)    Liens not otherwise permitted by the foregoing clauses of this Section securing Debt or other obligations in an aggregate principal amount at any time outstanding not to exceed the sum or $15,000,000 plus 10% of Consolidated Net Worth as of the end of the immediately preceding fiscal quarter of the Borrower.

Section 5.10    Consolidations, Mergers and Sales of Assets.

The Borrower will not, and will not permit any Subsidiary to, consolidate or merge with, or sell, lease or otherwise transfer any of its assets to, any Person, or dissolve, liquidate or wind up its affairs (other than in accordance with Section 5.04(ii)), except that nothing in this Section 5.10 shall prohibit:

(a)    the merger of a Subsidiary into the Borrower,

(b)    the merger or consolidation of a Subsidiary with or into another Person if the entity surviving such consolidation or merger is a Subsidiary,

(c)    the sale, lease or other transfer of any aircraft either (i) in the ordinary course of business or (ii) for fair value if after giving effect thereto, the aggregate consideration received for all aircraft sold, leased or otherwise transferred under this clause (ii) during any fiscal year of the Borrower does not exceed $150,000,000, and

(d)    any sale, lease or other transfer of any asset (including aircraft not permitted to be sold, leased or otherwise transferred pursuant to clause (c) above) either (i) in the ordinary course of business or (ii) for fair value if after giving effect thereto, the aggregate consideration received for all of their assets sold, leased or otherwise transferred under this clause (ii) during any fiscal year of the Borrower does not exceed $100,000,000;

provided that, in the case of (x) any such merger or consolidation or (y) any such sale, lease or other transfer of any asset not in the ordinary course of business, no Default shall have occurred and be continuing after giving effect thereto.

Section 5.11    Use of Proceeds.

The proceeds of the Loans made under this Agreement will be used by the Borrower for general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.

Section 5.12    Fixed Charge Coverage.

As of the end of each fiscal quarter, the ratio of Consolidated EBITDAR for the period of four consecutive fiscal quarters ending as of the last day of such quarter to Consolidated Fixed Charges for the period of four consecutive fiscal quarters ending as of the last day of such quarter will not be less than 1.875 to 1.

Section 5.13    Transactions with Third Party Affiliates.

The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Third Party Affiliate; provided that nothing in this Section 5.13 shall prohibit:

(a)    the Borrower from declaring or paying any lawful dividend so long as, after giving effect thereto, no Default shall have occurred and be continuing;

(b)    the Borrower or any Subsidiary from making sales to or purchases from any Third Party Affiliate and, in connection therewith, extending credit or making payments, or from making payments for services rendered by any Third Party Affiliate, if such sales or purchases are made or such services are rendered in the ordinary course of business and on an arm’s-length basis;

(c)    the Borrower or any Subsidiary from making payments of principal, interest and premium on any Debt of the Borrower or such Subsidiary held by a Third Party Affiliate if the terms of such Debt are established on an arm’s-length basis; or

(d)    the Borrower or any Subsidiary from participating in or effecting any transaction in connection with any joint enterprise or other joint arrangement with any Third Party Affiliate if the Borrower or such Subsidiary participates in the ordinary course of its business and on a basis no less advantageous than the basis on which such Third Party Affiliate participates.

Section 5.14    Restructuring Charge.

The pre-tax amount of the Restructuring Charge shall not exceed in the aggregate $350,000,000 and the cash component of such pre-tax amount shall not exceed in the aggregate $75,000,000.

ARTICLE 6

DEFAULTS

Section 6.01    Events of Default.

If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)    the Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when due, or shall fail to pay within three Domestic Business Days of the due date thereof any interest, fees or other amount payable hereunder;

(b)    the Borrower shall fail to observe or perform any covenant contained in Sections 5.07 to 5.12, inclusive, or Section 5.14, or in Section 3.01 of the Subsidiary Guaranty Agreement;

(c)    the Borrower shall fail to observe or perform any covenant or agreement contained in any Financing Document (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Agent at the request of any Bank;

(d)    any representation, warranty, certification or statement made by the Borrower in any Financing Document or any amendment thereof or in any certificate, financial statement or other document delivered pursuant to any Financing Document shall prove to have been incorrect in any material respect when made (or deemed made);

(e)    the Borrower or any Subsidiary shall fail to make any payment in respect of any Material Debt within three Domestic Business Days after such payment is due or, if longer, within any grace period otherwise applicable to such payment;

(f)    any event or condition shall occur which results in the acceleration of the maturity of Material Debt or enables the holders of Material Debt or any Person acting on their behalf to accelerate the maturity thereof, or any default by the Borrower or any Subsidiary shall occur which results in the termination of Material Commitments prior to the scheduled termination thereof or enables Persons extending Material Commitments to terminate such Material Commitments prior to the scheduled termination thereof;

(g)    the Borrower or any Subsidiary (except Insignificant Subsidiaries) shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h)    an involuntary case or other proceeding shall be commenced against the Borrower or any Subsidiary (except Insignificant Subsidiaries) seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary (except Insignificant Subsidiaries) under the federal bankruptcy laws as now or hereafter in effect;

(i)    any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $40,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudication that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $40,000,000.

(j)    a final judgment or order for the payment of money in excess of $40,000,000 shall be entered or filed against the Borrower or any Subsidiary and such judgment or order shall continue unsatisfied, unvacated and unstayed for a period of 30 days;

(k)    any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 30% or more of the outstanding shares of common stock of the Borrower or Continuing Directors shall cease to constitute a majority of the Borrower’s board of directors;

(l)    the Borrower shall cease to own, directly or indirectly, at least 80% of the common stock or other equity interests of each Subsidiary Guarantor (other than a Subsidiary Guarantor that is released from its obligations under the Subsidiary Guaranty in accordance with the terms thereof) free and clear of all Liens; or

(m)    the Borrower or any Subsidiary Guarantor shall take any action that causes the guarantee by any Subsidiary Guarantor set forth in the Subsidiary Guaranty Agreement to be revoked or invalidated, or to cease to be in full force and effect (other than pursuant to Section 4.03 of the Subsidiary Guaranty Agreement), or the Borrower or any Subsidiary Guarantor (or any Person acting on behalf of the Borrower or any Subsidiary Guarantor) shall deny or disaffirm any of the obligations of any Subsidiary Guarantor set forth in the Subsidiary Guaranty Agreement;

then, and in every such event, the Agent shall (i) if requested by the Required Banks, by notice to the Borrower terminate the Commitments and they shall thereupon terminate and (ii) if requested by the Required Banks by notice to the Borrower declare the Notes (together with accrued interest thereon) to be, and the Notes shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause (g) or (h) above with respect to any Obligor, without any notice to the Obligors or any other act by the Agent or the Banks, the Commitments shall thereupon terminate and the Notes (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Section 6.02    Notice of Default.

The Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

Section 6.03    Cash Cover.

The Borrower agrees, in addition to the provisions of Section 6.01 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by the Agent upon instruction from the Required Banks, pay (and, in the case of any of the Events of Default specified in clause (g) or (h) above with respect to any Obligor, forthwith, without any demand or the taking of any other action by the Agent or any Bank, it shall pay) to the Agent an amount in immediately available funds equal to the then aggregate amount of the LC Liabilities to be held as security therefor for the benefit of the Banks and the LC Issuing Banks.

ARTICLE 7

THE AGENT AND THE CO-AGENTS

Section 7.01    Appointment and Authorization.

Each Bank irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and perform such duties under the Financing Documents as are expressly delegated to the Agent by the terms thereof, together with all such powers as are reasonably incidental thereto.

Section 7.02    Agent and Affiliates.

Bank of America shall have the same rights and powers under the Financing Documents as any other Bank and may exercise or refrain from exercising the same as though it were not the Agent. Bank of America and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary, or affiliate of the Borrower as if it were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, the Agent or its affiliates may receive information regarding any Obligor or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Obligor or such Affiliate) and acknowledge that the Agent and its affiliates shall be under no obligation to provide such information to them.

Section 7.03    Action by Agent.

The obligations of the Agent under the Financing Documents are only those expressly set forth therein. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Financing Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Financing Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Financing Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 7.04    Consultation with Experts; Delegation of Duties.

The Agent may consult with legal counsel (who may be counsel for an Obligor), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts. The Agent may execute any of its duties under this Agreement or any other Financing Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct by the Agent.

Section 7.05    Liability of Agent.

Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with the Financing Documents or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Agent; or (iv) the validity, effectiveness or genuineness of the Financing Documents or any other instrument or writing furnished in connection therewith.

Section 7.06    Reliance by Agent.

(a)    The Agent shall be entitled to rely, and shall not incur any liability by acting in reliance, upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties. The Agent shall be fully justified in failing or refusing to take any action under any Financing Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

(b)    For purposes of determining compliance with the conditions specified in Section 3.01, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank.

Section 7.07    Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be directed by the Required Banks in accordance with Article 6; provided, however, that unless and until the Agent has received any such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

Section 7.08    Indemnification.

Each Bank shall, ratably in accordance with its Percentage, indemnify the Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower), pro rata, against any Indemnified Liabilities (except for any such Indemnified Liabilities that result from such indemnitees’ gross negligence or willful misconduct, provided that no action taken in accordance with the direction of the Required Banks shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section).

Section 7.09    Credit Decision.

Each Bank acknowledges that it has, independently and without reliance upon the Agent, its affiliates or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank acknowledges that neither the Agent, its affiliates nor any other Bank has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Obligor or any affiliate thereof, shall be deemed to constitute any representation or warranty by the Agent or its affiliates to any Bank as to any matter, including whether the Agent or its affiliates have disclosed material information in their possession. Each Bank also acknowledges that it will, independently and without reliance upon the Agent, its affiliates or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent herein, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Obligors or any of their respective Affiliates which may come into the possession of the Agent or its affiliates.

Section 7.10    Successor Agent.

The Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right, after consultation with the Borrower, to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Agent gives notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of its appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent.

Section 7.11    Additional Agents.

No Bank identified as a “syndication agent”, “documentation agent”, “co-agent” or “lead manager” on the facing page hereof, on the signature pages hereto or otherwise herein shall have any right, power, obligation, liability, responsibility or duty of any kind under the Financing Documents (except those applicable to it in its capacity as a Bank) or any fiduciary relationship with any other Bank.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01    Basis for Determining Interest Rate Inadequate or Unfair.

If on or prior to the first day of any Interest Period for any Fixed Rate Borrowing:

(a)    the Agent determines that deposits in dollars (in the applicable amounts) are not being offered in the relevant market for such Interest Period, or

(b)    in the case of Euro-Dollar Loans, Banks having 50% or more of the aggregate principal amount of the affected Loans advise the Agent that the Adjusted London Interbank Offered Rate, as determined by the Agent, will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Period, the Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Euro-Dollar Loans or to continue or convert outstanding Loans as or into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, (i) if such Fixed Rate Borrowing is a Committed Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such Fixed Rate Borrowing is a Money Market LIBOR Borrowing, the Money Market LIBOR Loans comprising such Borrowing shall bear interest on the unpaid principal amount thereof for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate for such day.

Section 8.02    Illegality.

If after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Agent, the Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to continue or convert outstanding Loans as or into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day.

Section 8.03    Increased Cost and Reduced Return.

(a)    If after (x) the date hereof, in the case of any Committed Loan or any obligation to make Committed Loans or (y) the date of the related Money Market Quote, in the case of any Money Market Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency, charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement included in an applicable Euro-Dollar Reserve Percentage), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Fixed Rate Loans, its Note or its obligation to make Fixed Rate Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Fixed Rate Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note, if any, with respect thereto, by an amount deemed by such Bank to be material, then, within 30 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b)    If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 30 days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

(c)    Each Bank will use its best efforts promptly to notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

Section 8.04    Taxes.

(a)    Any and all payments by the Borrower to or for the account of any Bank or the Agent hereunder or under any Note shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise or similar taxes imposed on it, by the jurisdiction of such Bank’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.04) such Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority, or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

(b)    In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as “Other Taxes”).

(c)    The Borrower agrees to indemnify each Bank and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.04) paid by such Bank or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Bank or the Agent (as the case may be) makes demand therefor.

(d)    Each Bank organized under the laws of a jurisdiction outside the United States (a “Foreign Bank”), on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower with (i) Internal Revenue Service Form W-8 BEN or W-8 ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and/or (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code, including, without limitation, in the case of Section 881(c) of the Internal Revenue Code, a certificate that such Bank (i) is not a “bank” under Section 881(c)(3)(A) of the Internal Revenue Code, (ii) is not a 10-percent shareholder within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (iii) is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Internal Revenue Code), certifying that such Bank is entitled to an exemption from tax on payments pursuant to this Agreement or any of the other Financing Documents. If the form provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from “Taxes” as defined in Section 8.04(a).

(e)    For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.04(a) with respect to Taxes imposed by the United States; provided that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(f)    If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.04, then such Bank will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.

Section 8.05    Base Rate Loans Substituted for Affected Fixed Rate Loans.

(a)    If (i) the obligation of any Bank to make, or continue or convert outstanding Loans as or into, Euro-Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Bank through the Agent, have elected that the provisions of this Section 8.05(a) shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Bank as (or continued as or converted into) Euro-Dollar Loans shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks). If such Bank notifies the Borrower that the circumstances giving rise to such notice no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Banks.

(b)    If (i) any Bank has demanded compensation under Section 8.03 with respect to its Euro-Dollar Loans or (ii) the Borrower has become obligated to pay any Taxes or other amounts to or for the account of any Bank pursuant to Section 8.04, and the Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to the Banks through the Agent, have elected that the provisions of this Section 8.05(b) shall apply to all of the Banks, then the Borrower shall, on the fifth Euro-Dollar Business Day following such notice, prepay in full the then outstanding principal amount of each outstanding Euro-Dollar Loan of each Bank, together with accrued interest thereon.

Section 8.06    Substitution of Banks.

If (i) any Bank has demanded compensation under Section 8.03 or (ii) the Borrower has become obligated to pay any Taxes or other amounts to or for the account of any Bank pursuant to Section 8.04 (such Bank, in either case, being called a “Selling Bank”), the Borrower shall have the right, with the assistance of the Agent, to seek one or more banks or other institutions satisfactory to the Borrower and the Agent (collectively, the “Purchasing Banks”) willing to purchase the Selling Bank’s Note and its share of any unpaid Reimbursement Obligations and assume the Commitment of the Selling Bank, all on the terms specified in this Section 8.06. The Selling Bank shall be obligated to sell its Note and its share of any unpaid Reimbursement Obligations to such Purchasing Bank or Banks (which may include one or more of the Banks) within 15 days after receiving notice from the Borrower requiring it to do so, at an aggregate price equal to the outstanding principal amount thereof, plus unpaid interest accrued thereon to but excluding the date of sale. In connection with any such sale, and as a condition thereof, the Borrower shall pay to the Selling Bank all fees accrued for its account hereunder to but excluding the date of such sale, plus, if demanded by the Selling Bank at least two Domestic Business Days prior to such sale, (i) the amount of any compensation which would be due to the Selling Bank under Section 2.14 if the Borrower had prepaid the outstanding Fixed Rate Loans of the Selling Bank on the date of such sale and (ii) any additional compensation, Taxes or other amounts accrued for its account under Section 8.03 or 8.04, as applicable, to but excluding, said date (it being understood that the Selling Bank shall retain its right to be compensated after the date of such sale for any such accrued amounts remaining unpaid). Upon such sale, the Purchasing Bank or Banks shall assume the Commitment of the Selling Bank, and the Selling Bank shall be released from its obligations hereunder to a corresponding extent. If any Purchasing Bank is not already one of the Banks, the Selling Bank, as assignor, such Purchasing Bank, as assignee, the Borrower and the Agent shall enter into an assignment and assumption agreement substantially in the form of Exhibit E hereto, whereupon such Purchasing Bank shall be a Bank party to this Agreement, shall be deemed to be an Assignee hereunder and shall have all the rights and obligations of a Bank with a Commitment equal to its ratable share of the Commitment of the Selling Bank. Upon the consummation of any sale pursuant to this Section 8.06, the Selling Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, each Purchasing Bank receives a new Note. If the Selling Bank is also an LC Issuing Bank, its obligation to issue or extend Letters of Credit (or permit an automatic extension of an “evergreen” Letter of Credit) shall terminate concurrently with such sale and its status as an LC Issuing Bank (but not its right to indemnification hereunder) shall terminate when the LC Liabilities relating to all Letters of Credit issued by it have been reduced to zero.

ARTICLE 9

MISCELLANEOUS

Section 9.01    Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party (a) in the case of the Borrower, at its address or telex number or facsimile number set forth on the signature pages hereof, (b) in the case of the Agent and the Banks, at its address or telex number of facsimile number set forth on Schedule 3 or (c) in the case of any party, at such other address or telex number or facsimile number as such party may hereafter specify for the purpose by notice to the Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by facsimile transmission, when such facsimile is transmitted to the facsimile transmission number specified in or pursuant to this Section 9.01 and telephonic confirmation of receipt thereof is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Agent or the LC Issuing Banks under Article 2 or Article 8 shall not be effective until received.

Section 9.02    No Waivers.

No failure or delay by the Agent, any Bank or any LC Issuing Bank in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.03    Expenses; Indemnification.

(a)    The Borrower shall pay (i) all out-of-pocket expenses of the Agent, including fees and disbursements of special counsel for the Agent, in connection with the preparation and administration of the Financing Documents, any waiver or consent thereunder or any amendment thereof or any Default thereunder or any event or condition reasonably alleged by any Bank to be a possible Default thereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Agent and each Bank, including fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b)    The Borrower agrees to indemnify the Agent, each Co-Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of the Financing Documents (other than the provisions thereof relating to Letters of Credit as to which indemnification is provided in Section 2.16(m)) or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

Section 9.04    Set-Off; Sharing of Set-offs.

Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive (i) payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank or (ii) payment of a proportion of its participation in the LC Liabilities which is greater that the proportion received by any other Bank in respect of its participation in the LC Liabilities, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes or the LC Liabilities (as the case may be) held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata and all such payments with respect to the LC Liabilities shall be shared pro rata by the Banks participating therein; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes and the LC Liabilities. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in a Note or the LC Liabilities, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

Section 9.05    Amendments and Waivers.

Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Agent or any LC Issuing Bank are affected thereby, by the Agent or such LC Issuing Bank, as the case may be); provided that no such amendment or waiver shall, unless signed by all the Banks directly affected thereby, (i) increase the Commitment of any Bank over the amount then in effect (it being understood and agreed that a waiver of any Default or Event of Default shall not constitute an increase in any Commitment of any Bank), (ii) reduce the principal of, or rate of interest on, any Loan or any Reimbursement Obligation, or of any fees hereunder (other than as a result of waiving the applicability of any post-Default increase in interest rates or fees), (iii) postpone the date fixed for any payment of principal of or interest on any Loan, any Reimbursement Obligation or any fees hereunder or for any termination of any Commitment, (iv) amend this Section or modify the definition of Required Banks or otherwise change the percentage of the Commitments, the Outstanding Credit Exposures or the Outstanding LC Exposures or of the aggregate unpaid principal amount of the Notes which shall be required for the Banks or any of them to take any action under this Section or any other provision of the Financing Documents, (v) change the manner of application of any payments made under this Agreement or the Notes or (vi) amend, modify or waive any provision of Section 2.18, 9.03, 9.04 or 9.12.

Section 9.06    Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement or the Notes, if any, without the prior written consent of all Banks.

(b)    Any Bank may at any time, grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitment or any or all of its Loans or its Outstanding LC Exposure. In the event of any such grant by a Bank of a participating interest to a Participant, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 9.05 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement and subject to subsection (e) of this Section 9.06, be entitled to the benefits of Article 8 with respect to its participating interest to the same extent as if it were a Bank hereunder.

(c)    Any Bank may at any time assign to one or more banks or other institutions (each an “Assignee”) all, or, subject to the next sentence, a proportionate part of all, of its rights and obligations under this Agreement and the Notes, if any, held by such Bank and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit E hereto (an “Assignment and Assumption Agreement”) executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower (which shall not be unreasonably withheld) and the Agent; provided that (i) if an Assignee is another Bank, an affiliate of such transferor Bank or an Approved Fund, the consent of the Borrower and the Agent shall not be required and (ii) if an Event of Default has occurred and is continuing, the consent of the Borrower shall not be required; and provided further that such assignment may, but need not, include rights of the transferor Bank in respect of outstanding Money Market Loans. No assignment of only a proportionate part of the rights and obligations of a Bank under this Agreement and the Notes, if any, held by such Bank may be made unless each of (i) the part assigned (i.e., the “Assigned Amount” set forth in the related Assignment and Assumption Agreement) and (ii) the part retained by the transferor Bank equals or exceeds $10,000,000. Upon execution and delivery to the Agent of an Assignment and Assumption Agreement and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such Assignment and Assumption Agreement, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any United States Federal income taxes in accordance with Section 8.04.

(d)    Any Bank may at any time pledge or assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

(e)    No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.03 or 8.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 8.02, 8.03 or 8.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

(f)    The Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its office in Charlotte, North Carolina a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amount of the Loans and LC Liabilities owing to, each Banks pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Agent, at any reasonable time and from time to time upon reasonable prior notice.

(g)    Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (c) above and resigns as Agent pursuant to Section 7.10, Bank of America may, upon five (5) Domestic Business Days’ notice to the Borrower, resign as Swingline Bank. In the event of any such resignation as Swingline Bank, the Borrower shall be entitled to appoint from among the Banks a successor Swingline Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Swingline Bank. If Bank of America resigns as Swingline Bank, it shall retain all the rights of the Swingline Bank provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Banks to make Base Rate Loans or fund participations in outstanding Swingline Loans pursuant to Section 2.04(f).

Section 9.07    Collateral.

Each of the Banks represents to the Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.08    Governing Law; Submission to Jurisdiction.

This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to the Financing Documents or the transactions contemplated thereby. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 9.09    Counterparts; Integration.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This

Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 9.10    Waiver of Jury Trial.

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.11    Confidentiality.

The Agent, each LC Issuing Bank and each Bank agrees to keep confidential this Agreement and any proprietary or financial information obtained by the Agent, such LC Issuing Bank or such Bank, as the case may be, based on a review of the books and records of the Borrower or any Subsidiary pursuant to Section 5.06 and any other information to the extent such information has been stated by the Borrower to be confidential; provided that nothing herein shall prevent the Agent, any LC Issuing Bank or any Bank from disclosing this Agreement or such information (i) to the Agent, any LC Issuing Bank or any other Bank in connection with the transactions contemplated by the Financing Documents, (ii) to the officers, directors, employees, agents, attorneys and accountants of such party and its affiliates who have a need to know such information in accordance with customary banking practices and who receive such information having been made aware of the restrictions set forth in this Section, (iii) upon the order of any court or administrative agency, (iv) upon the requests or demand of any regulatory agency or authority having jurisdiction over such party, (v) which has been publicly disclosed, (vi) which has been obtained from any Person other than the Borrower and its Subsidiaries, provided that such Person is not known to it to be bound by a confidentiality agreement with the Borrower or its Subsidiaries or known to it to be otherwise prohibited from transmitting the information to it by a contractual, legal or fiduciary obligation, (vii) in connection with the exercise of any remedy under the Financing Documents or (viii) to any actual or proposed participant or assignee of all or any of its rights under the Financing Documents, provided that such proposed participant or assignee shall have agreed in writing, for the benefit of the Borrower as a third-party beneficiary, to be bound by the provisions of this Section.

Section 9.12    Survival.

All indemnities set forth herein, including, without limitation, in Section 2.14, 2.16(m), 2.16(n), 7.08, 8.03, 8.04 or 9.03 shall survive the execution and delivery of this Agreement, the making of the Loans, the issuance of the Letters of Credit, the repayment of the Loans, LC Liabilities and other obligations under the Financing Documents and the termination of the Commitments hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written

BORROWER:	CNF INC., a Delaware corporation

By:
Name: Title:

3240 Hillview Avenue Palo Alto, California 94304 Facsimile number: (415) 813-0158 Telephone number: (415) 813-5321

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A., in its capacity as Agent

By:
Name: Title:

Operations Contact: Bank of America, N.A. 901 Main Street, 14th Floor Dallas, Texas 75202 Attn: Marija Salic Telephone: 214-209-0592 Facsimile: 214-290-9417

Credit Contact: Bank of America, N.A. 231 South LaSalle Street Chicago, IL 60697 Attn: Charles A. McDonell Telephone: 312-828-6225 Facsimile: 312-974-8811

BANKS:	BANK OF AMERICA, N.A.,

By:
Name: Title:

PNC BANK

By:
Name: Title:

U.S. BANK NATIONAL ASSOCIATION

By:
Name: Title:

MELLON BANK, N.A.

By:
Name: Title:

ABN AMRO BANK N.V.

By:
Name: Title:

THE CHASE MANHATTAN BANK

By:
Name: Title:

THE BANK OF NEW YORK

By:
Name: Title:

DEUTSCHE POSTBANK AG

By:
Name: Title:

CITICORP USA, INC.

By:
Name: Title:

SCHEDULE 1

COMMITMENT SCHEDULE

BANK	COMMITMENT
BANK OF AMERICA, N.A.	$50,000,000
PNC BANK	$40,000,000
U.S. BANK NATIONAL ASSOCIATION	$35,000,000
MELLON BANK, N.A.	$25,000,000
ABN AMRO BANK N.V.	$50,000,000
THE CHASE MANHATTAN BANK	$50,000,000
THE BANK OF NEW YORK	$25,000,000
DEUTSCHE POSTBANK AG	$25,000,000
CITICORP USA, INC.	$50,000,000

TOTAL	$350,000,000

SCHEDULE 2

PRICING SCHEDULE

Each of “Facility Fee Rate”, “Utilization Fee Rate” and “Euro-Dollar Margin” means, for any day, the rate set forth below in the row opposite such term and in the column corresponding to the Pricing Level that applies for such day:

Pricing Level	Level I	Level II	Level III	Level IV	Level V
Facility Fee Rate	0.125%	0.150%	0.200%	0.250%	0.375%
Utilization Fee Rate	0.125%	0.125%	0.000%	0.000%	0.000%
Euro-Dollar Margin	0.625%	0.725%	1.050%	1.250%	1.375%

For purposes of this Schedule, the following terms have the following meanings:

“Level I Pricing” applies for any day if, on such day, the Borrower’s long-term debt is rated BBB+ or higher by S&P or Baa1 or higher by Moody’s.

“Level II Pricing” applies for any day if, on such day, (i) the Borrower’s long-term debt is rated BBB or higher by S&P or Baa2 or higher by Moody’s and (ii) Level I Pricing does not apply.

“Level III Pricing” applies for any day if, on such day, (i) the Borrower’s long-term debt is rated BBB- or higher by S&P or Baa3 or higher by Moody’s and (ii) neither Level I Pricing nor Level II Pricing applies.

“Level IV Pricing” applies for any day if, on such day, (i) the Borrower’s long-term debt is rated BB+ or higher by S&P or Ba1 or higher by Moody’s and (ii) neither Level I Pricing, Level II Pricing nor Level III Pricing applies.

“Level V Pricing” applies for any day if, on such day, (i) the Borrower’s long-term debt is rated BB or lower by S&P or Ba2 or lower by Moody’s or (ii) the Borrower’s long-term debt is not rated by either S&P or Moody’s.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, and its successors or, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “Moody’s” shall be deemed to refer to any other nationally recognized securities rating agency designated by the Required Banks, with the approval of the Borrower, by notice to the Agent and the Borrower.

“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV or Level V Pricing applies for a day.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Companies, Inc., or if Standard & Poor’s Ratings Group shall no longer perform the functions of a securities rating agency, “S&P” shall be deemed to refer to any other nationally recognized securities rating agency designated by the Required Banks, with the approval of the Borrower, by notice to the Agent and the Borrower.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement, and any rating assigned to any other debt security of the Borrower shall be disregarded. The ratings in effect for any day are those in effect at the close of business on such day. In the case of split ratings from S&P and Moody’s, the rating to be used to determine the applicable Pricing Level is the higher of the two (e.g.,

BBB/Baal results in Level I Pricing): provided that if the split is more than one full rating category, the intermediate (or the higher of the two intermediate ratings) will be used (e.g., BBB+/Baa3 results in Level II Pricing and A-/Baa3 results in Level I Pricing).

SCHEDULE 3

NOTICE ADDRESSES

Bank	Operations Contact	Credit Contact
Bank of America, N.A.	Bank of America, N.A. 901 Main Street, 14th Floor Dallas, Texas 75202 Attn: Marija Salic Telephone: 214-209-0592 Facsimile: 214-290-9417	Bank of America, N.A. 231 South LaSalle Street Chicago, IL 60697 Attn: Charles A. McDonell Telephone: 312-828-6225 Facsimile: 312-974-8811

PNC Bank	PNC Bank Firstside Center 500 First Avenue, 4th Floor Pittsburgh, PA 15219 Attn: Karen Bayer Telephone: 412-768-7630 Facsimile: 412-768-4586	PNC Bank One PNC Plaza 249 Fifth Avenue Pittsburgh, PA 15222 Attn: Richard Seymour Telephone: 412-762-2480 Facsimile: 412-762-5485

Citicorp USA, Inc.	Citicorp USA, Inc. 2 Penn’s Way, Suite 200 New Castle, DE 19720 Attn: Lee Z. Ocasio Telephone: 302-894-6065 Facsimile: 302-894-6120	Citicorp USA, Inc. 787 W. 5th Street Los Angeles, CA 90071 Attn: Walter Larsen Telephone: 213-239-1501 Facsimile: 213-623-3592

U.S. Bank National Association	U.S. Bank National Association 555 SW Oak Street, PL0631 Portland, OR 97204 Attn: David Richoux Telephone: 503-275-4560 Facsimile: 503-275-4600	U.S. Bank National Association 555 SW Oak Street, PL40529A Portland, OR 97204 Attn: Aaron J. Gordon Telephone: 503-275-6738 Facsimile: 503-275-5428

Mellon Bank, N.A.	Mellon Bank, N.A. Three Mellon Bank Center, Rm 1204 Pittsburgh, PA 15259 Attn: Emma Borza Telephone: 412-234-7365 Facsimile: 412-209-6122	Mellon Bank, N.A. 400 S. Hope Street, 5th Floor Los Angeles, CA 90071 Attn: John N. Cate Telephone: 213-553-9561 Facsimile: 213-629-0492

ABN AMRO Bank N.V.	ABN AMRO Bank N.V. 208 South LaSalle St., Ste 1500 Chicago, IL 60604-1003 Attn: Loan Administration Telephone: 312-992-5152 Facsimile: 312-992-5157	ABN AMRO Bank N.V. 101 California Street, 45th Floor San Francisco, CA 94111-5812 Attn: Jim Redmond Telephone: 415-984-3700 Facsimile: 415-362-3524

The Chase Manhattan Bank	The Chase Manhattan Bank 1 Chase Manhattan Plaza, 8th Floor New York, NY 10081 Attn: May Fong Telephone: 212-552-7314 Facsimile: 212-552-5650	The Chase Manhattan Bank 270 Park Avenue, 48th Floor New York, NY 10017 Attn: Karen Sharf Telephone: 212-270-5659 Facsimile: 212-270-5127

Bank	Operations Contact	Credit Contact

The Bank of New York	The Bank of New York One Wall Street, 22nd Floor New York, NY 10005 Attn: Dawn Hertling Telephone: 212-635-6742 Facsimile: 212-635-6399	The Bank of New York 10990 Wilshire Blvd., Ste 1125 Los Angeles, CA 90024 Attn: Elizabeth T. Ying Telephone: 310-996-8661 Facsimile: 310-996-8667

Deutsche Postbank AG	Deutsche Postbank AG Luxembourg Branch International Finance Postfach 11 21 L—2966 Luxemburg-Senningerberg Attn: Thomas Pfleger Telephone: (0 03 52) 34 95 31 250 Facsimile: (0 03 52) 34 95 32 666	Deutsche Postbank AG Luxembourg Branch International Finance Postfach 11 21 L—2966 Luxemburg-Senningerberg Attn: Thomas Pfleger Telephone: (0 03 52) 34 95 31 250 Facsimile: (0 03 52) 34 95 32 666

EXHIBIT A

FORM OF NOTE

July 3, 2001

For value received, CNF INC., a Delaware corporation (the “Borrower”), promises to pay to the order of             , it successors and assigns (the “Bank”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of the Agent provided in the Credit Agreement.

All Loans made by the Bank, the respective types thereof and all repayments of the principal thereof shall be recorded by the Bank on the account or accounts maintained by the Bank in accordance with Section 2.05(d)(i) of the Credit Agreement; provided that the failure of the Bank to make any such recordation or endorsement, or any error in the making thereof, shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the Credit Agreement (as amended, modified, supplemented and extended, the “Credit Agreement”) dated as of July 3, 2001 among the Borrower, the Banks party thereto, and Bank of America, N.A., as Agent. Terms defined in the Credit Agreement are used herein with the same meanings. Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

Payment of principal and interest on this Note is unconditionally guaranteed by the Subsidiary Guarantors pursuant to the Subsidiary Guaranty Agreement, subject to the limitations contained therein.

This Note shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

CNF INC., a Delaware corporation

By:

Name:

Title:

A-1

EXHIBIT B

FORM OF MONEY MARKET QUOTE REQUEST

[Date]

To:	Bank of America, N.A., as Agent (the “Agent”)

From:	CNF Inc. (the “Borrower”)

Re	Credit Agreement (as amended, modified, supplemented and extended, the “Credit Agreement”) dated as of July 3, 2001 among the Borrower, the Banks party thereto and the Agent

We hereby give notice pursuant to Section 2.03 of the Credit Agreement that we request Money Market Quotes for the following proposed Money Market Borrowing(s)

Date of Borrowing:

Principal Amount:*

Interest Period:**

Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

Terms used herein have the meanings assigned to them in the Credit Agreement.

CNF INC., a Delaware corporation

By:

Name:

Title:

*	* Amount must be $10,000,000 or a larger multiple of $1,000,000.
**	Not less than one week (LIBOR Auction) or not less than 7 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

B-1

EXHIBIT C

FORM OF INVITATION FOR MONEY MARKET QUOTES

[Date]

To:	[Name of Bank]

Re:	Invitation for Money Market Quotes to CNF Inc. (the “Borrower”)

Pursuant to Section 2.03 of the Credit Agreement dated as of July 3, 2001 among the Borrower, the Banks party thereto and Bank of America, N.A., as Agent, we are pleased on behalf of the Borrower to invite you to submit Money Market Quotes to the Borrower for the following proposed Money Market Borrowing(s).

Date of Borrowing:

Principal Amount:

Interest Period:

Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate]. [The applicable base rate is the London Interbank Offered Rate.]

Please respond to this invitation by no later than [2:00 P.M.] [10:15 A.M.] (New York City time) on [date].

BANK OF AMERICA, N.A., as Agent

By:

Name:

Title:

C-1

EXHIBIT D

FORM OF MONEY MARKET QUOTE

To:	Bank of America, N.A., as Agent
Re:	Money Market Quote to CNF Inc. (the “Borrower”)

In response to your invitation on behalf of the Borrower dated             , 200    , we hereby make the following Money Market Quote on the following terms:

1.	Quoting Bank:

2.	Person to contact at Quoting Bank:

3.	Date of Borrowing: *

4.	We hereby offer to make Money Market Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal Amount**	Interest Period***	Money Market [Margin****]	[Absolute Rate]*****

[Provided, that the aggregate principal amount of Money Market Loans for which the above offers may be accepted shall not exceed $            .]**

* As specified in the related Invitation.

** Principal amount bid for each Interest Period may not exceed principal amount requested. Specify aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend. Bids must be made for $5,000,000 or a larger integral multiple of $1,000,000.

*** Not less than one week or not less than 7 days, as specified in the related Invitation. No more than five bids are permitted for each Interest Period.

**** Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period. Specify percentage (to the nearest 1/10,000 of 1%) and specify whether “PLUS” or “MINUS”.

***** Specify rate of interest per annum (to the nearest 1/10,000 of 1%).

D-1

We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Credit Agreement dated as of July 3, 2001 among the Borrower, the Banks party thereto and Bank of America, N.A., as Agent, irrevocably obligates us to make the Money Market Loan(s) for which any offer(s) are accepted, in whole or in part.

Very truly yours,

[NAME OF BANK]

Dated	By:
Name:
Title:

D-2

EXHIBIT E

ASSIGNMENT AND ASSUMPTION AGREEMENT

AGREEMENT dated as of             , 200         between [ASSIGNOR] (the “Assignor”) and [ASSIGNEE] (the “Assignee”).

WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Credit Agreement (as amended, modified, supplemented and extended, the “Credit Agreement”) dated as of July 3, 2001 among the Borrower, the Assignor and the other Banks party thereto and Bank of America, N.A., as Agent;

WHEREAS, as provided under the Credit Agreement, the Assignor has a Commitment in the amount of $             to make Loans to the Borrower and to participate in Letters of Credit issued at the request of the Borrower;

WHEREAS, Committed Loans made to the Borrower by the Assignor under the Credit Agreement are outstanding on the date hereof, and participations by the Assignor in Letters of Credit issued by the LC Issuing Banks at the request of the Borrower under the Credit Agreement are outstanding on the date hereof, in the amounts of $             and $             respectively; and

WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Credit Agreement in respect of a portion of its Commitment thereunder in an amount equal to $             (the “Assigned Amount”), together with a corresponding portion of its outstanding Committed Loans and its participations in outstanding Letters of Credit, and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

SECTION 1.    Definitions.    All capitalized terms not otherwise defined herein have the respective meanings set forth in the Credit Agreement.

SECTION 2.    Assignment.    The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Credit Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Credit Agreement to the extent of the Assigned Amount, including the purchase from the Assignor of the corresponding portion of the principal amount of the Committed Loans made by the Assignor and participations in Letters of Credit of the Assignor outstanding at the date hereof. Upon the execution and delivery hereof by the Assignor, the Assignee, the Borrower and the Agent and the payment of the amounts specified in Section 3 required to be paid on the date hereof (i) the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Credit Agreement with a Commitment in an amount equal to the Assigned Amount, holding Committed Loans and participations in Letters of Credit in amounts corresponding to the Assigned Amount, and (ii) the Commitment, Committed Loans and Letter of Credit participations of the Assignor shall, as of the date hereof, be reduced by corresponding amounts and the Assignor released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

SECTION 3.    Payments.    As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them.* It is understood that facility fees, utilization fees and Letter of Credit commissions accrued to the date hereof are for the account of the Assignor and such fees and commissions accruing on and after the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee hereby agrees that if it receives any amount under the Credit Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.

SECTION 4.    [Consent of the Borrower and the Agent;] Issuance of Note to Assignee.    [This Agreement is conditioned upon the consent of the Borrower and the Agent pursuant to Section 9.06(c) of the Credit Agreement. The execution of this Agreement by the Borrower and the Agent is evidence of this consent.] Pursuant to Section 9.06(c) of the Credit Agreement, the Borrower agrees to execute and deliver a Note if requested by the Assignor in accordance with the provisions of Section 2.05(b) of the Credit Agreement payable to the order of the Assignee to evidence the Loans assigned to it and hereafter made by it pursuant to the assignment and assumption provided for herein.

SECTION 5.    Non-Reliance on Assignor.    The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower or any Subsidiary Guarantor, or the validity and enforceability of the obligations of the Borrower or any Subsidiary Guarantor in respect of the Financing Documents. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower and the Subsidiary Guarantors.

SECTION 6.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 7.    Counterparts.    This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effects as if the signatures thereto and hereto were upon the same instrument.

* Amount should combine principal together with accrued interest and breakage compensation, if any, to be paid by the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed a by their duly authorized officers as of the date first above written.

[ASSIGNOR]

By:
Name: Title:

[ASSIGNEE]

By:
Name: Title:

CONSENTED TO:

BANK OF AMERICA, N.A., as Agent

By:
Name: Title:

CNF INC., a Delaware corporation

By:
Name: Title:

EXHIBIT F

SUBSIDIARY GUARANTY AGREEMENT

THIS AGREEMENT dated as of July 3, 2001 among CNF, a Delaware corporation (the “Borrower”), each of the Subsidiary Guarantors listed on the signature pages hereof under the caption “Subsidiary Guarantors” and each Person that shall, at any time after the date hereof, become a “Subsidiary Guarantor” hereunder pursuant to Article 3 hereof (collectively, the “Subsidiary Guarantors”) and Bank of America, N.A., as Agent.

WHEREAS, the Borrower has entered into that Credit Agreement (as the same may be amended, modified, supplemented and extended from time to time, the “Credit Agreement”) dated as of July 3, 2001 among the Borrower, the Banks party thereto and Bank of America, N.A., as Agent (the “Agent”), pursuant to which the Borrower is entitled, subject to certain conditions, to borrow up to $400,000,000;

WHEREAS, the Credit Agreement provides, among other things, that one condition to its effectiveness is the execution and delivery of a guaranty substantially in the form of this Agreement by the Borrower and the Subsidiary Guarantors listed on the signature pages hereof; and

WHEREAS, in conjunction with the transactions contemplated by the Credit Agreement and in consideration of the financial and other support that the Borrower has provided, and such financial and other support as the Borrower may in the future provide, to the Subsidiary Guarantors, and in order to induce the Banks and the Agent to enter into the Credit Agreement, the Subsidiary Guarantors listed on the signature pages hereof are willing to guaranty the obligations of the Borrower under the Credit Agreement and the Notes issued pursuant thereto;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01    Definitions.

Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined. In addition, the following term, as used herein, has the following meaning:

“Guarantied Obligations” means (i) all obligations of the Borrower in respect of principal of and interest on the Loans and the Notes, (ii) all Reimbursement Obligations (including interest thereon) and other obligations of the Borrower in respect of Letters of Credit, (iii) all other amounts payable by the Borrower under the Credit Agreement or the Notes, if any, and (iv) all renewals or extensions of the foregoing, in each case whether now outstanding or hereafter arising. The Guarantied Obligations shall include, without limitation, any interest, costs, fees and expenses which accrue on or with respect to any of the foregoing, whether before or after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any one or more of the Borrower and the Subsidiary Guarantors, and any such interest, costs, fees and expenses that would have accrued thereon or with respect thereto but for the commencement of such case, proceeding or other action.

ARTICLE 2

GUARANTIES

Section 2.01    The Guaranties.

Subject to Section 2.03, the Subsidiary Guarantors hereby, jointly and severally, unconditionally and irrevocably guaranty to the Banks, the LC Issuing Banks and the Agent and to each of them, the due and punctual payment of all Guarantied Obligations as and when the same shall become due and payable, whether at maturity, by declaration or otherwise, according to the terms thereof. In case of failure by the Borrower punctually to pay any indebtedness guarantied hereby, the Subsidiary Guarantors, subject to Section 2.03, hereby jointly, severally and, to the extent permitted by law, unconditionally agree to cause such payment to be made punctually as and when the same shall become due and payable, without any demand or notice whatsoever, whether at maturity, or by declaration or otherwise, and as if such payment were made by the Borrower.

Section 2.02    Guaranties Unconditional; Waiver.

To the extent permitted by applicable law, the obligations of each Subsidiary Guarantor under this Article 2 shall be unconditional and absolute and without limiting the generality of the foregoing, shall, to the extent permitted by law, not be released, discharged or otherwise affected by:

(a)    any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any other Obligor under any Financing Document, by operation of law or otherwise;

(b)    any modification or amendment of or supplement to any other Financing Document or any Letter of Credit;

(c)    any modification, amendment, waiver, release, non-perfection or invalidity of any direct or indirect security, or of any guaranty or other liability of any third party, for any obligation of any other Obligor under any Financing Document;

(d)    any change in the corporate existence, structure or ownership of any other Obligor or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other Obligor or its assets or any resulting release or discharge of any obligation of any other Obligor contained in any Financing Document;

(e)    the existence of any claim, set-off or other rights which any Subsidiary Guarantor may have at any time against any other Obligor, the Agent, the LC Issuing Banks, any Bank or any other Person, whether or not arising in connection with the Financing Documents; provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(f)    any invalidity or unenforceability relating to or against any other Obligor for any reason of any Financing Document, or any provision of applicable law or regulation purporting to prohibit the payment by any other Obligor of the principal of or interest on any Note or any Reimbursement Obligation or any other amount payable by any other Obligor under any Financing Document; or

(g)    any other act or omission to act or delay of any kind by any other Obligor, the Agent, the LC Issuing Banks, any Bank or any other Person or any other circumstance whatsoever that might, but for the provisions of this paragraph, constitute a legal or equitable discharge of the obligations of any Subsidiary Guarantor under this Article 2.

With respect to its obligations hereunder, to the extent permitted by applicable law, each Subsidiary Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Bank exhaust any right, power or remedy or proceed against any Person under any of the Financing Documents or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

Section 2.03    Limit of Liability.

Each Subsidiary Guarantor shall be liable under this Agreement only for amounts aggregating up to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any applicable state law.

Section 2.04    Discharge; Reinstatement in Certain Circumstances.

Except as otherwise provided in Section 4.03 hereof, each Subsidiary Guarantor’s obligations under this Article 2 shall remain in full force and effect until the Commitments are terminated, the LC Liabilities are reduced to zero, and the principal of and interest on the Loans and all other amounts payable by the Borrower under the Financing Documents shall have been paid in full. If at any time any payment of the principal of or interest on any Loan or any Reimbursement Obligation or any other amount payable by the Borrower under any Financing Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Obligor or otherwise, each Subsidiary Guarantor’s obligations under this Article 2 with respect to such payment shall be reinstated at such time as though such payment had become due but had not been made at such time.

Section 2.05    Subrogation.

Each Subsidiary Guarantor that makes a payment hereunder with respect to a Guarantied Obligation shall be subrogated to the rights of the payee against the Borrower with respect to such payment, provided, that until the Commitments have terminated, all Guarantied Obligations have been paid in full and no Person or court or governmental authority shall have any right to request any return or reimbursement of funds from the Agent or any Bank in connection with monies received under the Credit Documents (i) such Subsidiary Guarantor shall not enforce any such right against the Borrower (or enforce any right of reimbursement or contribution relating to such payment against the Borrower or any other Subsidiary Guarantor) and (ii) the rights against the Borrower to which such Subsidiary Guarantor is subrogated and any rights of reimbursement or contribution that such Subsidiary Guarantor may have against the Borrower or any other Subsidiary Guarantor shall be subordinate and junior in right of payment to all other obligations of the Borrower or such other Subsidiary Guarantor, as the case may be, under the Financing Documents.

Section 2.06    Stay of Acceleration.

If acceleration of the time for payment of any amount payable by the Borrower under the Financing Documents is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Financing Documents shall, to the extent permitted by law, nonetheless be payable by each Subsidiary Guarantor hereunder forthwith on demand by the Agent made at the request of the Required Banks.

Section 2.07    Taxes.

Without limiting the generality of any other provision hereof each Subsidiary Guarantor agrees that, if it makes a payment hereunder with respect to a Guaranteed Obligation, it will have the same obligations with respect to such payment and any related Taxes or Other Taxes as the Borrower would have had under Section 8.04 of the Credit Agreement if such payment had been made by the Borrower.

Section 2.08    Right of Contribution.

The Subsidiary Guarantors hereby agree, as among themselves, that if any Subsidiary Guarantor shall become an Excess Funding Guarantor (as defined below), each other Subsidiary Guarantor shall, on demand of such Excess Funding Guarantor (but subject to the succeeding provisions of this Section 2.08), pay to such Excess Funding Guarantor an amount equal to such Subsidiary Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, assets, liabilities and debts of such Excess Funding Guarantor) of such Excess Payment (as defined below). The payment obligation of any Subsidiary Guarantor to any Excess Funding Guarantor under this Section 2.08 shall be subordinate and subject in right of payment to the prior payment in full of the obligations of such Subsidiary Guarantor under the other provisions of this Article 2, and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full of all of such obligations. For purposes hereof, (a) “Excess Funding Guarantor” shall mean, in respect of any obligations arising under the other provisions of this Article 2 (hereafter, the “Obligations”), a Subsidiary Guarantor that has paid an amount in excess of its Pro Rata Share of the Obligations; (b) “Excess Payment” shall mean, in respect of any Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Obligations; and (c) “Pro Rata Share”, for the purposes of this Section 2.08, shall mean, for any Subsidiary Guarantor, the ratio (expressed as a percentage) of (i) the amount by which the aggregate present fair saleable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Subsidiary Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Subsidiary Guarantor hereunder) to (ii) the amount by which the aggregate present fair saleable value of all assets and other properties of the Borrower and all of the Subsidiary Guarantors exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Borrower and the Subsidiary Guarantors hereunder) of the Borrower and all of the Subsidiary Guarantors, all as of the Closing Date (if any Subsidiary Guarantor becomes a party hereto subsequent to the Closing Date, then for the purposes of this Section 2.08 such subsequent Subsidiary Guarantor shall be deemed to have been a Subsidiary Guarantor as of the Closing Date and the information pertaining to, and only pertaining to, such Subsidiary Guarantor as of the date such Subsidiary Guarantor became a Subsidiary Guarantor shall be deemed true as of the Closing Date).

ARTICLE 3

ADDITIONAL SUBSIDIARY GUARANTORS

Section 3.01    Additional Subsidiary Guarantors.

(a)    The Borrower agrees, at such time as a Subsidiary becomes a Material Subsidiary (as defined in subsection (b)), to cause such Material Subsidiary, if it is not at the time a Subsidiary Guarantor, to execute and deliver to the Agent a letter substantially in the form of Exhibit F-1 hereto, whereupon such Material Subsidiary shall become a party hereto and both a Subsidiary Guarantor and an Obligor for all purposes of the Financing Documents. Upon each such execution and delivery, the Borrower shall be deemed to make a representation and warranty as to the facts set forth in Sections 4.02, 4.03, and 4.09 of the Credit Agreement.

(b)    “Material Subsidiary” means each Subsidiary except (i) Vector SCM, LLC, (ii) Emery Insurance Company Limited and (iii) Subsidiaries which are listed on Schedule F-1 hereto.

(c)    Within 30 days after delivery of its annual or quarterly financial statements to the Banks pursuant to Section 5.01 of the Credit Agreement, the Borrower shall, by notice to the Agent, delete Subsidiaries from Schedule F-1 if and to the extent required so that the Subsidiaries listed thereon, if aggregated and considered as a single Subsidiary, would not have total assets, shareholders’ equity or revenues in excess of 10% of the consolidated total assets, consolidated shareholders’ equity or consolidated revenues, respectively, of the Borrower and its Consolidated Subsidiaries, all calculated at the date of such financial statements or, in the case of revenues, for the twelve calendar months then ended. The Borrower may, by notice to the Agent, add Subsidiaries other than Subsidiary Guarantors to Schedule F-1 at any time.

ARTICLE 4

MISCELLANEOUS

Section 4.01    Notices.

Unless otherwise specified herein, all notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing) and shall be given to such party at its address or telex or facsimile number set forth on the signature pages hereof or on its letter substantially in the form of Exhibit F-1 hereto, as applicable (or, in the case of any Subsidiary Guarantor as to which no such address or telex or facsimile number is so set forth, to it at the address or telex or facsimile number of the Borrower set forth on the signature pages hereof) or such other address or telex or facsimile number as such party may hereafter specify for the purpose by notice to the Agent. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in or pursuant to this Section 4.01 and the appropriate answerback is received, (ii) if given by facsimile transmission, when such facsimile is transmitted to the facsimile transmission number specified in or pursuant to this Section 4.01 and telephonic confirmation of receipt thereof is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address specified in this Section 4.01.

Section 4.02    No Waiver.

No failure or delay by the Agent or any Bank in exercising any right, power or privilege under this Agreement or any other Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.03    Amendments and Waivers; Termination.

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed by the Borrower, each Subsidiary Guarantor and the Agent with the prior written consent of the Required Banks; provided that (x) the Borrower may amend Schedule F-1 hereto in accordance with Section 3.01(c) by notice to the Agent without the need for consent by any other Person, (y) the consent of Banks having at least 75% of the aggregate amount of the Commitments (or, if the Commitments shall have been terminated, having at least 75% of the aggregate amount of the Outstanding Credit Exposures) shall be required to release one or more (but less than all or substantially all) of the Subsidiary Guarantors from their obligations hereunder and (z) the consent of each Bank shall be required to release all or substantially all of the Subsidiary Guarantors from their obligations hereunder; provided further that the guaranty of Emery Worldwide Airlines, Inc. (“EWA”) under this Agreement shall automatically terminate (without the need for consent by any Person (including any Bank) and without further action on the part of any Person (including any Bank)) upon the sale of 75% or more of the capital stock of EWA or the sale, lease, or outsourcing, or other transfer of all or substantially all of EWA’s airline assets and operations and the Agent shall thereupon execute such releases and other agreements reasonably requested by EWA to evidence the termination of its guaranty hereunder.

Section 4.04    Governing Law; Submission to Jurisdiction; Waiver of a Jury Trial.

This Agreement shall be construed in accordance with and governed by the law of the State of New York. Each of the Subsidiary Guarantors hereby agrees to be bound by each provision of the Credit Agreement which purports to bind all Obligors, including Sections 9.08 and 9.10, to the same extent as if it were a party thereto.

Section 4.05    Successors and Assigns.

This Agreement is for the benefit of the Banks and the Agent and their respective successors and assigns and in the event of an assignment of the Loans, the Reimbursement Obligations, the Notes or other amounts payable under the Financing Documents, the rights hereunder, to the extent applicable to the indebtedness so assigned, shall be transferred with such indebtedness. All the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 4.06    Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which taken together shall constitute a single instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when the Agent shall have received a counterpart hereof signed by the Borrower and one or more of the Subsidiary Guarantors and when the Credit Agreement shall become effective in accordance with its terms. Thereafter, upon execution and delivery of a letter substantially in the form of Exhibit F-1 hereto on behalf of any other Subsidiary Guarantor, this Agreement shall become effective with respect to such Subsidiary Guarantor as of the date of such delivery.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BORROWER:	CNF INC., a Delaware corporation

By:
Name: Title:

3240 Hillview Avenue Palo Alto, California 94304 Telex number: 910-373-2105 Facsimile number: 415-813-0160 Telephone number: 415-494-2900

SUBSIDIARY GUARANTORS:	CON-WAY TRANSPORTATIONSERVICES, INC.

By:
Name: Title:

110 Parkland Plaza Ann Arbor, Michigan 48103 Facsimile number: 734-769-0203 Telephone number: 734-214-5650

EMERY AIR FREIGHT CORPORATION

By:
Name: Title:

One Lagoon Drive, Suite 400 Redwood City, California 94065 Facsimile number: 415-596-7904 Telephone number: 415-596-9600

EMERY WORLDWIDE AIRLINES, INC.

By:
Name: Title:

Dayton International Airport One Emery Plaza Vandalia, Ohio 45377 Facsimile number: 513-264-6072 Telephone number: 513-264-6500

MENLO LOGISTICS, INC.

By:
Name: Title:

One Lagoon Drive, Suite 300 Redwood City, California 94065 Facsimile number: 415-596-4150 Telephone number: 415-596-4000

CNF PROPERTIES, INC.

By:
Name: Title:

3240 Hillview Avenue Palo Alto, California 94304 Telex number: 910-373-2105 Facsimile number: 415-813-0160 Telephone number: 415-494-2900

BANK OF AMERICA, N.A., as Agent

By:
Name: Title:

Attention: Facsimile number: Telephone number:

SCHEDULE F-1

NONMATERIAL SUBSIDIARIES

Centrol Ltd.

CNF Advisors, LLC

CNF Financial Services Corporation

CNF International Holdings Corporation

Con-Way Intermodal Pty. Limited

Emery Worldwide (Holland) B.V.

Emery Worldwide (Hong Kong) Limited

CNF International Holdings, Ltd. (Bermuda)

Menlo Logistics UK Limited

CNF Investments, Inc.

CNF Service Company, Inc.

The CNF Transportation Company (formerly The CNF Company; name holding company only)

CNF Ventures, LLC

Con-Way Air Express, Inc.

Con-Way NOW, Inc.

Subsidiaries of Con-Way Transportation Services, Inc.:

Blue Transport, Inc.

Con-Way Canada Express, Inc.

Con-Way Mexico Express, S.A. de C.V.

Con-Way Truckload Services, LLC

eExpress, Inc.

Subsidiaries of Emery Air Freight Corporation:

Emery Agence en Douane

Emery Air Freight GmbH

Emery Air Freight Limited

Emery Air Freight S.r.l.

Emery Air Freight S.A.

Emery Aircraft Leasing Corporation

Emery Customs Brokerage, Ltd.

Emery Distribution Systems, Inc.

EDSI International, Inc.

Emery Ocean Services Pty Limited

Emery Global Logistics (Hong Kong) Limited

Emery Global Logistics, Inc.

Emery Transnational Air Cargo Corporation

Emery Worldwide (India) Private Limited

Emery Worldwide (Korea) Co., Ltd.

Emery Worldwide (Portugal) S.A. – Transitarios

Emery Worldwide (Saipan) Inc.

Emery Worldwide (South Africa) (Pty) Ltd.

Emery Worldwide (Thailand) Ltd.

Emery Worldwide Czech Republic s.r.o.

Emery Worldwide do Brasil Ltda.

Emery Worldwide Hungary Transport and Logistics Ltd.

Emery Worldwide International Transportation Co. Ltd.

Emery Worldwide Japan Corporation

Emery Worldwide Limited

Emery Worldwide Logistics (Shanghai) Co. Ltd.

Emery Worldwide Poland Sp. z o.o.

Emery Worldwide Services (Thailand) Limited

Transportes EWW, S.A.

Wilton Aircraft Corporation

Emery Air Freight Educational Foundation Inc. (non-profit)

Emery Expedite!, Inc.

Logistics Service Provider, LLC

Subsidiaries of Menlo Logistics, Inc.:

Menlo Logistics B.V. (the Netherlands)

Menlo Logistics Global Transportation Services, Inc.

Road Systems, Inc.

WSCPI, Inc.

F-11

EXHIBIT F-1

[Date]

Bank of America, N.A., as Agent

under the Credit Agreement referred to below

[address]

Gentlemen:

Reference is made to the Credit Agreement (as amended, modified, supplemented and extended, the “Credit Agreement”) dated as of July 3, 2001 among CNF Inc., a Delaware corporation (the “Borrower”), the Banks party thereto and Bank of America, N.A., as Agent (the “Agent”), and to the Subsidiary Guaranty Agreement (as amended, modified, supplemented and extended, the “Subsidiary Guaranty”) dated as of July 3, 2001 among the Borrower, the Subsidiary Guarantors party thereto and the Agent, as amended, copies of each of which have been furnished to the undersigned.

The undersigned hereby agrees and confirms that effective as of the date hereof, the undersigned is a party to the Subsidiary Guaranty Agreement and both an “Obligor” and a “Subsidiary Guarantor” for all purposes of the Financing Documents (as defined in the Credit Agreement).

Very truly yours,

[NAME OF SUBSIDIARY GUARANTOR]

By:

Name:

Title:

Address:

Facsimile number:

Telephone number:

EXHIBIT G

CALCULATION OF FUNDING LOSSES

The following formula shall be used to calculate compensation for a funding loss (a “Funding Loss”) due to a Bank under Section 2.14 in the event of a prepayment or a failure to borrow a Fixed Rate Loan of such Bank:

FL =	(CR-RR) x PA x DR ÷ AF 360
FL =	Funding Loss
CR =	Contract Rate
RR =	Reinvestment Rate
PA =	Principal Amount
DR =	Days Remaining
AF =	Administrative Fee

“Administrative Fee” means the administrative fee (not to exceed $250) usually charged by such Bank in calculating its funding losses.

“Contract Rate” means, with respect to any such Fixed Rate Loan, the London Interbank Offered Rate applicable thereto, expressed as a decimal.

“Days Remaining” means, with respect to any such Fixed Rate Loan. (i) if prepaid, the number of days in the period from and including the date of such prepayment to but excluding the last day of the applicable Interest Period and (ii) if not borrowed, the number of days in the applicable Interest Period.

“Principal Amount” means with respect to any such Fixed Rate Loan the principal amount thereof being prepaid or not borrowed, as applicable.

“Reinvestment Rate” means, with respect to any such Fixed Rate Loan a rate per annum (expressed as a decimal) reasonably determined by such Bank to be the rate at which an amount approximately equal to the Principal Amount thereof could be reinvested in the relevant interbank market on the date prepaid or not borrowed, as applicable, for a period of time comparable to the applicable Days Remaining.

G-1

EXHIBIT H

LIST OF EXISTING LETTERS OF CREDIT

Issuing Bank	Beneficiary	Account Party	Face Amount	I.C Number	Expiry Date	Purpose

I-1

EXHIBIT I

FORM OF NEW COMMITMENT AGREEMENT

Reference is made to the Credit Agreement (as amended, modified, supplemented, increased and extended, the “Credit Agreement”) dated as of July 3, 2001 among CNF Inc., a Delaware corporation (the “Borrower”), the Banks identified therein and Bank of America, N.A., as Agent. Terms defined in the Credit Agreement are used herein with the same meanings.

1.    The undersigned Bank hereby confirms its Commitment, effective as of the Effective Date set forth below, to make Committed Loans and to purchase participation interests in Letters of Credit and Swingline Loans under the Credit Agreement up to the principal amount of such Commitment as set forth below. If the undersigned Bank is already a Bank under the Credit Agreement, such Bank acknowledges and agrees that the amount of such Commitment is in excess of such Bank’s existing Commitment under the Credit Agreement. If the undersigned Bank is not already a Bank under the Credit Agreement, such Bank hereby acknowledges, agrees and confirms that, by its execution of this New Commitment Agreement, such Bank will, as of the Effective Date, be a party to the Credit Agreement and be bound by the provisions of the Credit Agreement and, to the extent of its Commitments, have the rights and obligations of a Bank thereunder.

2.    This New Commitment Agreement shall be governed by and construed in accordance with the laws of the State of New York.

3.    This New Commitment Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this New Commitment Agreement to produce or account for more than one such counterpart.

4.    The Commitment of the undersigned Bank as of the Effective Date is $            .

5.    The Effective Date of the Commitment of the undersigned Bank is                              , 20

The terms set forth above are hereby agreed to:

[Bank]

By:
Name: Title:

CONSENTED TO: BANK OF AMERICA, N.A., as Agent

By:
Name: Title:

CNF INC., a Delaware corporation

By:
Name: Title:

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